                                                                    EXHIBIT 2.2


                    SHARE EXCHANGE AGREEMENT

                          by and among

                   COCA-COLA ENTERPRISES INC.
                         ("Enterprises")

                               and

         THE COCA-COLA BOTTLING GROUP (SOUTHWEST), INC.
                          ("Southwest")

                               and

                   TEXAS BOTTLING GROUP, INC.
                             ("TBG")



                          June 5, 1998

                       TABLE OF CONTENTS


                                                             PAGE


ARTICLE I EXCHANGE OF THE SHARES                                1
     1.01 The Exchange                                          1
          (a)  Generally                                        1
          (b)  The Exchange Consideration                       1
          (c)  Tax-Free Reorganization                          2
          (d)  Amendment                                        2
     1.02 Conversion of Shares                                  3
          (a)  Conversion                                       4
          (b)  Notional Value; Adjustments                      4
          (c)  Treasury Shares Canceled                         4
          (d)  Shares Owned by Southwest                        4
     1.03 Estimated Exchange Consideration; Deliveries          4
          (a)  Computation                                      4
          (b)  Delivery                                         4
     1.04 Final Computation of Exchange Consideration           5
          (a)  Closing Date Financial Statements                5
          (b)  Review/Objection Procedure As To Closing Date
               Financial Statements and Certificate of
               Adjustments                                      5
          (c)  Payment of Non-disputed Amounts                  6
          (d)  Resolution of Open Items                         6
          (e)  Payment Notice to the TBG Shareholders by the
               Shareholders' Representative                     7
          (f)  Open Items Under CCBG Agreement                  8
          (g)  Calculations.  No Fractional Shares              8
     1.05 Unregistered Shares                                   8

ARTICLE II
     REPRESENTATIONS AND WARRANTIES OF THE TBG SHAREHOLDERS     8

ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF TBG CONCERNING TBG
     AND ITS SUBSIDIARY                                         8
     3.01 Organization and Authorization                        9
          (a)  Due Organization, Etc                            9
          (b)  Power and Authority                              9
          (c)  Non-contravention                                9
          (d)  Capitalization                                  10
          (e)  Subsidiaries                                    11
          (f)  Articles, Bylaws and Minutes                    12
          (g)  Officers and Directors                          12
     3.02 Bottling Authorizations                              12
          (a)  List                                            12
          (b)  Territories of Other Bottler                    12
          (c)  Transshipment                                   12
     3.03 Indebtedness                                         12
     3.04 Financial Matters                                    13
          (a)  Financial Statements                            13
          (b)  Other Liabilities                               13
          (c)  Accounts Receivable                             13
          (d)  Swaps                                           14
     3.05 Absence of Certain Changes and Events                14
          (a)  Adverse Change                                  14
          (b)  Damage                                          14
          (c)  Distributions                                   14

          (d)  Issuance                                        14
          (e)  Guaranty                                        15
          (f)  Merger                                          15
          (g)  Labor Dispute                                   15
          (h)  Capital Expenditure                             15
          (i)  Franchises                                      15
          (j)  Raises                                          15
          (k)  Accounting Changes                              15
          (l)  Liens                                           15
          (m)  Waivers                                         15
          (n)  Dispositions                                    15
          (o)  Transactions with Employees                     15
          (p)  Write-downs                                     16
          (q)  Material Transactions                           16
     3.06 Tax Matters                                          16
          (a)  Definitions.                                    16
          (b)  Tax Representations and Warranties.             16
          (c)  Disclaimer as to NOLs                           19
          (d)  Survival                                        19
     3.07 Real Property                                        19
          (a)  Ownership                                       19
          (b)  Status of Title                                 19
          (c)  Restrictions Arising from Governmental
               Authorities                                     20
          (d)  Condition                                       20
     3.08 Personal Property                                    20
          (a)  Title                                           21
          (b)  Condition                                       21
          (c)  Inventory                                       21
     3.09 Employee Benefit Plans                               21
          (a)  Definition                                      21
          (b)  List                                            22
          (c)  Compliance                                      22
          (d)  Funding, Etc                                    22
          (e)  Liabilities; Claims; Audits                     22
          (f)  Multi-employer Plan                             22
          (g)  Termination Rights                              22
          (h)  Payments in Stock                               22
     3.10 Labor Relations                                      23
          (a)  Status                                          23
          (b)  Plant Closing Issues                            24
          (c)  Family and Medical Leave Act of 1993            24
     3.11 Employees                                            24
     3.12 Bank Accounts                                        25
     3.13 Environmental Matters                                25
          (a)  Status                                          26
          (b)  Definition                                      26
          (c)  Survival                                        26
     3.14 Insurance Policies                                   26
          (a)  List                                            26
          (b)  Status                                          26
     3.15 Specified Contracts and Commitments                  26
          (a)  Specified Contracts                             27
          (b)  Exceptions to Specified Contracts               27
     3.16 Intellectual Property                                28
          (a)  Status                                          28
          (b)  Definition                                      29

     3.17 Certain Violations of Law                            29
          (a)  Investigations                                  29
          (b)  Generally                                       29
          (c)  Certain Limitations                             29
     3.18 Litigation                                           30
          (a)  List                                            30
          (b)  Status                                          30
     3.19 No Defaults                                          30
          (a)  Enforceability                                  30
          (b)  Bankruptcy, Etc                                 30
     3.20 Major Suppliers and Customers                        31
          (a)  List                                            31
          (b)  Status                                          31
     3.21 Required Governmental Licenses and Permits           31
     3.22 Year 2000 Compliance                                 31
     3.23 No Untrue Statements                                 32
     3.24 Copies                                               32
     3.25 Other                                                32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYERS            32
     4.01 Organization and Authorization                       32
          (a)  Due Organization                                32
          (b)  Power and Authority                             32
          (c)  Non-contravention                               32
     4.02 Capital Stock                                        33
          (a)  Enterprises                                     33
          (b)  Enterprises Stock to be Issued in Exchange      33
     4.03 Reports and Financial Statements                     34
     4.04 Absence of Certain Changes or Events                 34
     4.05 No Untrue Statements                                 34
     4.06 Other                                                34

ARTICLE VOTHER AGREEMENTS                                      35
     5.01 Continuing Operation of Business                     37
          (a)  Conduct of Business                             37
          (b)  Manner of Consent                               37
     5.02 Expenses                                             37
     5.03 Bottling Authorizations                              37
     5.04 Access                                               37
          (a)  Pre-Closing                                     37
          (b)  After the Closing                               38
     5.05 Other Offers                                         38
     5.06 Transfer Taxes                                       38
     5.07 Tax Attributes, Returns and Audits.                  38
          (a)  Tax Attributes                                  38
          (b)  Filing of Returns                               38
          (c)  Control of Audits                               39
          (d)  Cooperation                                     39
     5.08 TBG Shareholders' Approval                           39
     5.09 Certain Obligations Under the Shareholders'
          Representative Agreement                             40
     5.10 Certain Payments to Employees                        40
     5.11 Employee Matters                                     40
          (a)  Continued Employment                            40
          (b)  Employee Benefit Plans                          40
          (c)  Severance Payments                              40
          (d)  Bonus Plan                                      41
     5.12 No Cancellation of Officer and Director Insurance    41

     5.13 Public Announcements                                 41
     5.14 Current Public Information                           41
     5.15 Brokers                                              42
     5.16 Consent as to Representation                         42

ARTICLE VI
     CERTAIN POST-CLOSING EXCHANGE CONSIDERATION ADJUSTMENTS   42
     6.01 Certain Definitions                                  42
     6.02 Post-Closing Reduction of Exchange Consideration     43
          (a)  Certain CCBG and TBG Representations and
               Warranties and Other Matters                    43
          (b)  TBG Shareholder Representations, Warranties and
               Covenants                                       43
          (c)  No Subrogation, Etc.                            44
     6.03 Limitations on Reduction of Exchange Consideration   44
          (a)  Reduction of Losses                             44
          (b)  Maximum Liability and Payment -- Stock Claims   44
     6.04 Increase in Exchange Consideration                   44
     6.05 Time Limitations for Assertion of Claims             44
          (a)  Survival                                        44
          (b)  Post-Closing Acts or Omissions                  45
     6.06 Procedure for Claims                                 45
          (a)  Generally                                       45
          (b)  To Whom Sent                                    45
          (c)  Response by Recipient                           45
          (d)  Payment Notice to the TBG Shareholders by the
               Shareholders' Representative                    45
     6.07 Third Party Action                                   46
     6.08 Investigations                                       46
     6.09 Exclusive Remedy                                     46

ARTICLE VII THE CLOSING                                        47
     7.01 Time, Date and Place of Closing; Articles of
          Exchange                                             47
     7.02 Events Comprising the Closing                        47
     7.03 Conditions to Obligations of Buyers                  47
          (a)  Representations and Warranties                  47
          (b)  Compliance                                      47
          (c)  Governmental Actions                            47
          (d)  Adverse Change                                  48
          (e)  Consents                                        48
          (f)  Satisfactory Documents                          48
          (g)  Delivery of Shares                              48
          (h)  Copies of Resolutions                           48
          (i)  Opinion                                         48
          (j)  Approvals                                       49
          (k)  CCBG Merger                                     49
          (m)  Termination of Certain TBG Agreements.          49
     7.04 Conditions to Obligations of TBG                     49
          (a)  Representations and Warranties                  49
          (b)  Compliance                                      49
          (c)  Governmental Action                             49
          (d)  Approval of TBG Shareholders                    49
          (e)  Satisfactory Documents                          49
          (f)  Opinion of Counsel                              49
          (g)  Approvals                                       50
          (h)  CCBG Merger.                                    50
          (i)  Copies of Resolutions.                          50
     7.05 Deliveries by TBG at the Closing                     50
          (a)  Certificate                                     50

          (b)  Articles of Exchange                            50
          (c)  Minute Books                                    50
          (d)  Resignation                                     50
          (e)  Other                                           50
     7.06 Deliveries by Enterprises at the Closing             50
          (a)  Certificates                                    50
          (b)  Articles of Exchange                            51
          (c)  Exchange Consideration                          51
          (d)  Other Documents                                 51

ARTICLE VIII TERMINATION AND ABANDONMENT                       51
     8.01 Termination and Abandonment                          51
          (a)  Mutual Agreement                                51
          (b)  TBG                                             51
          (c)  Enterprises                                     51
          (d)  Governmental Authority                          52
     8.02 Rights and Obligations Upon Termination              52
     8.03 Return of Confidential Information                   52

ARTICLE IX MISCELLANEOUS PROVISIONS                            52
     9.01 Good Faith; Further Assurances                       52
     9.02 Notices                                              52
     9.03 Definition of Knowledge                              54
          (a)  TBG                                             54
          (b)  Enterprises                                     54
     9.04 Assignment                                           54
     9.05 Captions; Definitions                                55
     9.06 Amendment; Waiver; Remedies Cumulative               55
     9.07 No Third-Party Beneficiaries                         55
     9.08 Exhibits; Disclosure Schedules                       55
     9.09 Counterparts; Entire Agreement                       55
     9.10 Time of the Essence; Computation of Time             56
     9.11 Severability                                         56

                    SHARE EXCHANGE AGREEMENT                                  1

          THIS SHARE EXCHANGE AGREEMENT (this "Agreement") is executed and delivered as of June 5, 1998, by and among COCA-COLA ENTERPRISES INC., a Delaware corporation ("Enterprises"), THE COCA-COLA BOTTLING GROUP (SOUTHWEST), INC., a Nevada corporation which will, at the Closing Date, be a wholly owned subsidiary of Enterprises (Southwest") (Enterprises and Southwest are collectively the "Buyers"), and TEXAS BOTTLING GROUP, INC., a Nevada corporation ("TBG").

          IN CONSIDERATION of the representations, warranties, covenants and agreements contained herein, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                           ARTICLE I
                     EXCHANGE OF THE SHARES

          1.1  The Exchange

               (a)  Generally.  Subject to the terms and
conditions herein set forth, at the Effective Time and in accordance with the Nevada General Corporation Law (the "Nevada Act"), Southwest shall acquire all of the shares of capital stock of TBG issued and outstanding immediately prior to the Effective Time, excluding such shares already owned by Southwest as of such time (the "TBG Exchange Shares"), in exchange (the "Exchange") for Buyer's delivery of the Exchange Consideration in accordance with the terms of this Agreement to the holders of TBG Exchange Shares immediately prior to the Effective Time. On the Closing Date, TBG and Southwest shall execute and file with the Secretary of State of Nevada articles of exchange in the form of Exhibit A (the "Articles of Exchange"). The "Effective Time" of the Exchange shall be at the time and on the date the Articles of Exchange are accepted for filing by the Secretary of State of Nevada; provided, however, that in any event the Effective Time shall be subsequent to the effective time of the merger (the "Upstream Merger") of CCBG Corporation, a Nevada corporation ("CCBG"), with and into Enterprises in accordance with Applicable Law.

               (b) The Exchange Consideration. The exchange consideration shall be:

                    (i)  FIVE HUNDRED SIXTY MILLION DOLLARS
     ($560,000,000);

                    (ii) minus, the payoff balance of
     principal (including the current maturities of (A) and (B) below and any prepayment premium of TBG's 9% Senior
     Subordinated Notes Due 2003, but excluding accrued interest) at the Closing Date of

                         (A)  Indebtedness for Borrowed Money,

                         (B)  Capital Leases, and

                         (C)  obligations of TBG under the                    2
                              loyalty payments (the "Loyalty
                              Payments") described on Exhibit B,
                              with the amount of such obligations
                              being computed pursuant to that
                              exhibit; and

                    (iii) plus or minus, as the case may be, 50% of the amount by which the sum of the consolidated working capital of CCBG and of the consolidated working capital of TBG at the Closing Date, as determined in accordance with generally accepted accounting principles applicable to the preparation of year-end statements ("GAAP") consistent with past practices (to the extent consistent with GAAP) or as otherwise provided in Exhibit C (the "TBG Adjusted Consolidated Working Capital"), is more or less than $21,531,450.

The foregoing amount, as adjusted after the Closing in accordance with Section 1.04 and Article VI, is the "Exchange Consideration." The Exchange Consideration divided by the aggregate number of TBG Shares outstanding immediately prior to the Effective Time is the "Exchange Consideration Per Share." "TBG Shares" means shares of TBG's $2.00 par value Class A common stock $2.00 par value Class B common stock (each a "TBG Share" and collectively the "TBG Shares"). "TBG Shareholder" means any holder of TBG Exchange Shares, and "TBG Shareholders" means all holders of TBG Exchange Shares collectively.

               (c) Tax-Free Reorganization. The Buyers and TBG intend that the Exchange constitute a "reorganization" within the meaning of IRC section 368(a), and that this Agreement constitute a plan of reorganization thereunder. Neither the Buyers nor TBG shall take any position inconsistent with such intentions.

               (d) Amendment. This Article I may be modified or amended in any manner at any time and from time to time prior to the Effective Time by the boards of directors of Buyers and TBG in accordance with Section 9.06 without any action by the shareholders of the Buyers or TBG; provided, however, that no modification or amendment may be made that:

                      (i) after approval of this Agreement
     by the TBG Shareholders (and Southwest, in its capacity as a holder of TBG Shares), reduces or changes the form or composition of the consideration which the TBG Shareholders shall be entitled to receive at the Effective Time, without the further approval of the TBG Shareholders (and Southwest, in its capacity as a holder of TBG Shares), except to the extent specifically authorized by the TBG Shareholders (and Southwest, in its capacity as a holder of TBG Shares) in connection with approving the execution, delivery and performance of this Agreement;

                     (ii) alters or changes any term or
     condition of this Agreement that would result in an adverse effect on the holders of any class or series of shares of the corporations party hereto, without the approval of such holders; or

                    (iii) alters or changes any term of the                   3
     articles of incorporation of Southwest, without the approval of the shareholders of Southwest or TBG.

          1.2 Conversion of Shares. At the Effective Time, by virtue of the Exchange and without any further action on the part of Southwest, TBG or any TBG Shareholder:

               (a) Conversion. The parties acknowledge and agree that, for purposes of converting each TBG Exchange Share pursuant to the Exchange, each outstanding share of Class B common stock of TBG shall be deemed to be converted into 2.455 outstanding shares of Class A common stock of TBG. Each TBG Exchange Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following, subject to the terms of this Agreement, including, but not limited to, the adjustments to the Merger Consideration pursuant to Section 1.04 and Article VI and the deliveries contemplated by Section 7.03(g):

                    (i) that number of shares of Enterprises
     Common Stock (valued at the Notional Value) equal in value to: (1) $507,460 (the "Closing Adjustment Escrow Amount") multiplied by (2) the percentage such TBG Exchange Share represents of all of the TBG Exchange Shares issued and outstanding immediately prior to the Effective Time, to be delivered to the Shareholders' Representative;

                    (ii) that number of shares of Enterprises
     Common Stock (valued at the Notional Value) equal in value to: (1) $6,343,252 (the "Claims Escrow Amount") multiplied by (2) the percentage such TBG Exchange Share represents of all of the TBG Exchange Shares issued and outstanding immediately prior to the Effective Time to be delivered to the Shareholders' Representative;

                    (iii) that number of shares of Enterprises
     Common Stock (valued at the Notional Value) equal in value to: (1) the percentage such TBG Exchange Share represents of all of the TBG Shares issued and outstanding immediately prior to the Effective Time (the "Per Share Percentage"), multiplied by (2) the Remaining Estimated Exchange Consideration, to be delivered to the holder of the share being converted. The "Remaining Estimated Exchange Consideration" is (1) the Estimated Exchange Consideration less (2) the Claims Escrow Amount and less (3) the Closing Adjustment Escrow Amount.

                    (iv) additional shares of Enterprises Common
     Stock to reflect positive adjustments (if any) to the Exchange Consideration under Section 1.04 and/or Article
     VI, to be delivered to the holder of the share being converted,

all subject to the rights and obligations of the Shareholders'
Representative as set forth in this Agreement and that certain agreement by and among Robert K. Hoffman (the "Shareholders'
Representative"), the TBG Shareholders and others in the form of
Exhibit D (the "Shareholders' Representative Agreement"); and
without limiting the foregoing, the office of the Shareholders'               4
Representative, whose power and authority are set forth in this Agreement and the Shareholders' Representative Agreement, is established pursuant to this Agreement and the Exchange as an integral part of the manner and basis of converting the TBG
Exchange Shares.

               (b) Notional Value; Adjustments. Each of the Closing Adjustment Escrow Amount and the Claims Escrow Amount shall consist of shares of $1.00 par value common stock of Enterprises (the "Enterprises Common Stock") having an agreed value of $34.50 per share (the "Notional Value"); provided, however, that in the event of any change after April 3, 1998 and prior to the Effective Time in the number of issued and outstanding shares of Enterprises Common Stock, through, reorganization, recapitalization, stock split, dividends paid in stock, split-up, split-off, spin-off, or other fundamental change in the capital structure of Enterprises (the forgoing specifically intending to exclude, without limitation, stock repurchases or any dilution resulting from the issuance of additional shares other than an issuance ratably to all shareholders), an equitable adjustment (the "Equitable Adjustment") shall be made to the Notional Value.

               (c)  Treasury Shares Canceled.  Each share of
TBG's capital stock held in TBG's treasury as of the Effective
Time shall, by reason of the Exchange, be canceled without payment of any consideration therefor.

               (d)  Shares Owned by Southwest.  Each share of
TBG's capital stock held of record by Southwest as of the Effective Time shall continue to represent a share of the capital stock of TBG.

          1.3  Estimated Exchange Consideration; Deliveries.

               (a) Computation. At or prior to the Closing Date, Enterprises and the Shareholders' Representative shall jointly compute Exchange Consideration Per Share based upon a good faith estimate agreed upon by TBG and Enterprises prior to the Closing, using the same principles described in Section 1.01(b) (the "Estimated Exchange Consideration Per Share"), and the Estimated Exchange Consideration Per Share shall be used in making the deliveries and payments at the Closing as contemplated by Section 7.06(c). The aggregate Estimated Exchange Consideration Per Share for all TBG Shares is the "Estimated Exchange Consideration."

               (b) Delivery. At the Closing, or as soon as practicable thereafter with respect to shares of Enterprises Common Stock, Enterprises shall deliver and pay, to the Shareholders' Representative or to the TBG Shareholders as specified in Section 1.02, that portion of the Estimated Exchange Consideration that is payable to those TBG Shareholders who have satisfied the conditions of Section 7.03(g).

          1.4  Final Computation of Exchange Consideration.                   5

               (a) Closing Date Financial Statements. Within 90 days after the Closing Date, Arthur Andersen LLP ("TBG's
Accountants") shall prepare and deliver to Enterprises, at the TBG Shareholders' expense:

                     (i) Consolidated closing date financial
     statements of TBG and its Subsidiary as of the close of business on the Closing Date prepared in accordance with GAAP consistent with TBG's practice with respect to its 1997 Financial Statements audited by TBG's Accountants and accompanied by their unqualified report with respect thereto except that such report may be qualified to the extent acceptable to Buyers (the ATBG Closing Date Financial Statements"); and

                    (ii) A certificate of adjustments setting forth the computation of the TBG Adjusted Consolidated Working Capital based on the TBG Closing Date Financial Statements and otherwise in accordance with Section 1.01(b)(iii) and with such computation being set forth generally in the format attached to Exhibit C (the ATBG Certificate of Adjustments").

The TBG Closing Date Financial Statements and the TBG Certificate of Adjustments are collectively the ATBG's Accountants' Post-
Closing Deliveries."

               (b) Review/Objection Procedure As To Closing Date Financial Statements and Certificate of Adjustments. Within 45 days of Enterprises' receipt of TBG's Accountants' Post-Closing Deliveries, Enterprises shall notify the Shareholders' Representative whether Enterprises agrees with them, or, if it does not agree, it shall state specifically the extent to which it disagrees and its reasons therefor. If the Shareholders' Representative and Enterprises are unable to agree on the TBG's Accountants' Post-Closing Deliveries within 30 days of such notice, then all items other than those on which (and only to the extent of the dollar amount in dispute) they do not agree shall be conclusive and binding. To the extent Enterprises and the Shareholders' Representative do not agree on one or more items in (or excluded from) the TBG's Accountants' Post-Closing Deliveries (and the Shareholders' Representative shall not be restricted from raising any issue in such context, even if inconsistent with a position taken by TBG's Accountants), the nature and amount of such disputed items shall be the "Open Items", and their effect on the Exchange Consideration as determined in Section 1.04(a) shall be the "Effect of Open Items". The Merger Consideration calculated using only the binding items shall constitute the AUndisputed Redetermined Merger Consideration." The Open Items and the Effect of Open Items shall be resolved as provided in subsection (d) below. If Enterprises does not so notify the Shareholders' Representative of any disagreements within such 45-day period, then TBG's Accountants' Post-Closing Deliveries as received by Enterprises shall be conclusive and binding.

               (c)  Payment of Non-disputed Amounts.                         6

                      (i) Within 75 days of Enterprises'
     receipt of the TBG's Accountants' Post-Closing
     Deliveries, Enterprises and the Shareholders'
     Representative:

                         (A) shall then calculate the difference
          (the "Difference") between the Estimated Exchange
          Consideration and the Undisputed Exchange
          Consideration, which Difference shall be binding and conclusive; and

                         (B) shall pay the Difference in
          accordance with subsection (ii) or subsection (iii) below, as applicable.

Enterprises and the Shareholders' Representative will coordinate the foregoing process with the comparable process under the CCBG
Agreement to reflect the Exchange Consideration component set forth in Section 1.01(b)(iii).

                     (ii) If the Undisputed Redetermined Exchange
     Consideration is greater than the Estimated Exchange Consideration, then Enterprises shall deliver to each TBG Shareholder a number of shares of Enterprises Common Stock (valued at the Notional Value) having a value equal to the Difference multiplied by such shareholder's TBG Interest. Enterprises shall deliver certificates representing such shares to the TBG Shareholders within 10 Business Days after the calculation of the Difference. A ABusiness Day" is a day other than a day on which banks in Atlanta, Georgia are required or authorized by law to close or a day on which trading on the New York Stock Exchange is closed.

                    (iii) If the Undisputed Redetermined Exchange Consideration is less than the Estimated Exchange Consideration, then the TBG Shareholders shall deliver to Enterprises a number of shares of Enterprises Common Stock (valued at the Notional Value) having a value equal to the Difference less the Effect of Open Items, with each TBG Shareholder being liable for a percentage of such amount equal to his TBG Interest. The TBG Shareholders shall make such deliveries individually to Enterprises in accordance with subsection (e) below.

               (d)  Resolution of Open Items.

                     (i) All Open Items (including the Effect of
     Open Items) shall be decided in accordance with Exhibit C and the following procedures. The Shareholders' Representative shall select one accountant with expertise in such matters and Enterprises shall select one accountant with expertise in such matters, and the two so selected shall attempt to resolve the Open Items. Each party shall be responsible for the costs of any such accountant selected by such party and any other expenses it may incur. All amounts agreed upon by Enterprises and the Shareholders' Representative or by the accountants (if the parties are unable to agree) shall be conclusive and binding. If within

     30 days of the selection of the two accountants, the                     7
     accountants have not resolved all Open Items, then such items as have not been resolved shall be submitted to a third accountant selected by the Shareholders'
     Representative and Enterprises within 15 days after the expiration of the 30-day period. If Enterprises and the Shareholders' Representative cannot agree upon a third accountant within 15 days, then the accountant shall be selected by the first two accountants (who shall not select an accountant from TBG's Accountants or Ernst & Young LLP).
     The third accountant shall render his decision on such remaining Open Items as promptly as practicable, but in no event more than 30 days after such accountant is selected.
     The TBG Shareholders (considered as a single person) and Enterprises shall each bear one-half of the fees and expenses of the third accountant, whose decision shall be the final determination of the Open Items submitted to him and shall be conclusive and binding. If at any time before a decision is delivered by the accountants to the Shareholders' Representative and Enterprises pursuant to the foregoing dispute resolution procedures the Shareholders'
     Representative and Enterprises agree on the resolution of an Open Item (and the parties shall give the accountants prompt notice of any such agreement), then such resolution shall be conclusive and binding even though the accountants may have concluded otherwise and/or the Shareholders' Representative and Enterprises receive a notice of the decision from the accountants after the Shareholders' Representative and Enterprises have reached an agreement.

                    (ii) As the Open Items are resolved as
     provided in clause (i) immediately preceding, then:

                         (A) To the extent that the resolution is that a payment is due Enterprises, then the TBG Shareholders shall deliver to Enterprises a number of shares of Enterprises Common Stock (valued at the Notional Value) having a value equal to the amount of such payment, with each TBG Shareholder being liable for a percentage equal to his TBG Interest.

                         (B) To the extent that the resolution is that a payment is due the TBG Shareholders, then Enterprises shall deliver to each TBG Shareholder a number of shares of Enterprises Common Stock (valued at the Notional Value) having a value equal to the amount of such payment times such TBG's Shareholder's TBG Interest.

If clause "(A)" applies, then the procedures set forth in subsection (e) below apply. If clause "(B)" applies, then Enterprises shall deliver the appropriate number of shares of Enterprises Common Stock within 10 Business Days of the resolution.

               (e)  Payment Notice to the TBG Shareholders by the
Shareholders' Representative.  Whenever an aspect of the
determinations pursuant to this Section 1.04 becomes binding and conclusive, the Shareholders' Representative shall promptly
notify each TBG Shareholder of the amount of any payment required
to be made by the TBG Shareholders pursuant to this Section 1.04              8
and that portion for which each TBG Shareholder is liable. Each payment from the TBG Shareholders is due to Enterprises no later than 10 Business Days from the date on which the foregoing notice to the TBG Shareholders is given by the Shareholders'
Representative; provided, however, that payments may be deferred until the earlier to occur of (1) the total payments of the TBG
Shareholders being at least $100,000 or (2) the next calendar quarter end at least 10 Business Days after an Open Item becomes conclusive and binding.

               (f) Open Items Under CCBG Agreement. To the extent that Open Items under the CCBG Agreement involve matters other than the CCBG Adjusted Consolidated Working Capital and are not taken into account in payments to or by the TBG Shareholders, then the TBG Shareholders shall be paid, or shall pay, 50.7460136% of such amounts at the same time that the CCBG Shareholders are paid, or pay, 49.2539864% of such amounts under the CCBG Agreement.

               (g) Calculations. No Fractional Shares. The calculations in this Article I shall be made (1) aggregating all of the shares of each holder of TBG Exchange Shares and (2) based on numbers carried out to 8 decimal places, but the final amount of payments to each holder shall be rounded down to the nearest whole penny, and any payment of shares shall be rounded down to the nearest whole share.

          1.5 Unregistered Shares. The shares of Enterprises Common Stock to be issued pursuant to this Article I shall not be registered under applicable federal and state securities laws, and shall be issued with a legend noting restrictions on transfer imposed under Applicable Law. Buyers have no obligation at any time to effect any such registration.


                           ARTICLE II
     REPRESENTATIONS AND WARRANTIES OF THE TBG SHAREHOLDERS

          The representations and warranties of each TBG
Shareholder, and the respective rights and obligations of each TBG Shareholder in the event of a breach of such representations and warranties, are set forth in such shareholder's Transmittal
Letter.


                          ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF TBG CONCERNING
                     TBG AND ITS SUBSIDIARY

          TBG hereby represents and warrants to Buyers as follows as of the date of this Agreement and as of the Closing Date, with full knowledge that such representations and warranties being true at those times are a material consideration and inducement to the execution of this Agreement by Buyers and the consummation of the transactions contemplated hereunder and that if they are breached, such breach may (1) as specifically provided in Section 7.03, relieve the Buyers of their obligation to effect the

Exchange, and (2) as specifically provided in Article VI, form                9
the basis for a post-Closing reduction to the Exchange
Consideration:

          3.1 Organization and Authorization. Except as set forth in Disclosure Schedule 3.01:

               (a) Due Organization, Etc. TBG is a corporation duly organized, validly existing and in good standing under the corporation laws of the State of Nevada. TBG has all requisite corporate power and authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets. TBG is duly qualified and in good standing in every jurisdiction in which the conduct of its business or the ownership of its properties and assets requires TBG to be so qualified; and neither the property owned or operated by TBG nor the nature of the business conducted by it makes qualification necessary under Applicable Law in any other jurisdiction.

               (b)  Power and Authority.  TBG has the full
corporate power to execute, deliver and perform this Agreement and all other agreements, documents and certificates executed and delivered by TBG hereby (collectively, the "TBG Documents"), subject to the Required Statutory Approvals. The execution, delivery and performance of this Agreement and each TBG Document by TBG has been duly authorized by the board of directors of TBG, and, except for the approval of the TBG Shareholders (and Southwest, in its capacity as a holder of TBG Shares), no other corporate action on the part of TBG is necessary to approve and authorize the execution, delivery and performance of this Agreement and the TBG Documents. Each of the TBG Documents has been duly and validly executed and delivered by TBG and constitutes the valid and binding agreement of TBG, enforceable against TBG in accordance with its terms.

               (c) Non-contravention. The execution, delivery and performance of each TBG Document by TBG and the consummation by TBG and the TBG Shareholders of the transactions contemplated hereby and thereby will not:

                    (i) violate or conflict with any
     provision of the articles of incorporation or bylaws of TBG or its Subsidiary;

                   (ii) breach, violate or constitute an
     event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, or give rise to any right of termination, cancellation, modification or acceleration under, any note, bond, indenture, mortgage, security agreement, lease, franchise or any other material agreement, instrument or obligation to which TBG or its Subsidiary is a party, or by which TBG or its Subsidiary or any of their respective properties or assets is bound (excluding for purposes of all of the foregoing items of this clause (ii) the Bottling Authorizations), or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of

     TBG or its Subsidiary pursuant to the terms of any such                 10
     instrument or obligation, which breach, violation, or event of default would result in a material adverse effect on TBG and its Subsidiaries taken as a whole;

                  (iii) violate or conflict with any law,
     statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other decision of any federal, state, city, county, parish or foreign court or governmental or regulatory body, agency or authority ("Governmental Authority") applicable to TBG or its Subsidiary or by which any of their respective properties or assets may be bound ("Applicable Law"), where such violations or conflicts, individually or in the aggregate, may reasonably be expected to result in Losses to the Buyers greater than $100,000; or

                   (iv) require, on the part of TBG or its
     Subsidiary, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to any Governmental Authority, except for (1) the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (2) any required actions under federal securities laws and any applicable state securities and blue sky laws in connection with the Exchange, and (3) the filing of the Articles of Exchange with the Secretary of State of Nevada and any other required state filings (the foregoing (1) through (3) being referred to as the "Required Statutory Approvals").

               (d)  Capitalization.  The authorized capital stock
of TBG consists solely of 1,100,249 shares of $2.00 par value
Class A Common Stock and 228,357 shares of $2.00 par value Class
B Common Stock, of which 541,916 shares of Class A Common Stock and 228,357 shares of Class B Common Stock are issued and
outstanding.  Disclosure Schedule 3.01 lists the TBG Shareholders of record and their percentage interests (such interest, as
adjusted pursuant to Section 9.04, being individually a "TBG
Interest" and collectively the "TBG Interests").  It also lists those agreements known to TBG that impose a lien, claim or
encumbrance upon any TBG Shares or that restrict or limit the ability of any TBG Shareholder to vote or transfer his TBG Shares or any interest in them or otherwise to take the actions
contemplated by this Agreement.  All of the issued and
outstanding shares of TBG capital stock are validly issued, fully paid and non-assessable.  TBG does not have outstanding, nor is it bound by, any subscriptions, options, warrants, calls,
commitments or agreements to issue any additional shares of
capital stock or any other equity security, including any right of conversion or exchange under any outstanding security or other instrument or agreement.  All issuances, transfers, purchases or redemptions of the capital stock of TBG have complied with all applicable agreements and all Applicable Laws, and all Taxes thereon have been paid.  No present or former holder of any
capital stock of TBG or its Subsidiary or any corporation which has been merged into TBG or its Subsidiary has any legally
cognizable claim against TBG or such Subsidiary based upon any
issuance, sale, purchase, redemption or involvement in any                   11
transfer of any capital stock by TBG or its Subsidiary or any corporation which has been merged into TBG or its Subsidiary.
There are no outstanding obligations of TBG or its Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of TBG or its Subsidiary.

               (e)  Subsidiaries.  Disclosure Schedule 3.01
lists: (1) every entity in which TBG owns 50 percent or more of the outstanding equity, directly or indirectly, or has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body or otherwise has the power to direct the business and policies of such entity (a "Subsidiary") (2) the jurisdiction of its incorporation, (3) each state of the United States in which it is required to qualify as a foreign corporation, and (4) the number of shares authorized and outstanding. Except as set forth in Disclosure Schedule 3.01:

                      (i)  the Subsidiary is a corporation
     duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation,

                     (ii)  the Subsidiary has the full
     corporate power and authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets,

                    (iii)  the Subsidiary is duly qualified
     in every state of the United States in which the conduct of its business or the ownership of its properties requires it to be so qualified,

                     (iv)  all outstanding shares of capital
     stock of the Subsidiary are owned by TBG free and clear of any liens, restrictions, claims, equities, charges, options, rights of first refusal or other encumbrances, with no defects of title whatsoever except applicable restrictions under federal and state securities laws,

                      (v)  all of the issued and outstanding
     shares of each Subsidiary are validly issued, fully paid and non-assessable,

                     (vi)  there are no outstanding
     subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement,

                     (vii) TBG or its Subsidiary has the full power, right and authority to vote all of the outstanding shares of the capital stock of the Subsidiary owned by TBG, and

                    (viii) TBG  is not a party to or bound                  12
     by any agreement affecting or relating to its right to transfer the outstanding shares of any Subsidiary.

               (f) Articles, Bylaws and Minutes. Copies of the organizational documents and bylaws of TBG and its Subsidiary previously made available to Buyers are the complete, true and correct organizational documents and bylaws of TBG and its Subsidiary in effect as of the date hereof. The minutes of directors' and shareholders' meetings and the stock books of TBG and, with respect to its Subsidiary, from the date of its becoming a Subsidiary of TBG, that have previously been delivered or otherwise made available to Buyers are the accurate records of directors' and shareholders' meetings, actions taken by written consent, and stock issuances through the date hereof and reflect all transactions required by Applicable Law to be contained in such records. To TBG's knowledge, nothing has been removed from them in order to avoid disclosing information to Buyers.

               (g) Officers and Directors. All current officers and directors of TBG and its Subsidiary are listed in Disclosure
Schedule 3.01.

          3.02 Bottling Authorizations.

               (a) List. Disclosure Schedule 3.02 sets forth a complete and accurate list of all persons or entities that have granted TBG or its Subsidiary franchise agreements, either oral or written ("Bottling Authorizations") under which TBG or its Subsidiary conducts its soft drink business (excluding post-mix), including a list of all brands covered by such agreements.

               (b)  Territories of Other Bottler.  All Bottling
Authorizations giving TBG or its Subsidiary the temporary right to sell soft drinks and other non-alcoholic beverage products within the territory of another bottler are specifically identified on Disclosure Schedule 3.02.

               (c) Transshipment. To TBG's knowledge, no event has occurred which would give rise to any liability of TBG or its Subsidiary for transshipment across Bottling Authorizations territorial lines, and neither TBG nor its Subsidiary has sufficient grounds for any such claim against any other bottler. Disclosure Schedule 3.02 lists all transshipment claims against or by TBG or its Subsidiary which have been asserted since December 31, 1997.

          3.03 Indebtedness.  Disclosure Schedule 3.03 lists all
(1) financing facilities other arrangements for Indebtedness For
Borrowed Money, (2) indebtedness of TBG and its Subsidiary by way of lease-purchase arrangements and capital leases as determined in accordance with GAAP, each such capital lease being
specifically identified in Disclosure Schedule 3.03 ("Capital
Leases"), (3) guarantees and other undertakings of TBG and its
Subsidiary on which others rely in extending credit other than endorsements of negotiable instruments in the ordinary course of business, and (4) all security interests with respect to personal property owned by TBG and its Subsidiary.  Except as set forth in
Disclosure Schedule 3.03, no loan payable by TBG or its
Subsidiary provides for any prepayment penalty or premium.  As
used in this Agreement, "Indebtedness For Borrowed Money" means             13
all obligations of TBG and its Subsidiary evidenced by bonds, debentures, notes or similar instruments or for the deferred purchase price of property.

          3.04 Financial Matters.

               (a) Financial Statements. TBG has previously delivered to Buyers true and correct copies of (1) the consolidated balance sheets of TBG and its Subsidiary as of December 31, 1997, 1996 and 1995 and the consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows for the fiscal years then ended, including the notes thereto (collectively the "Financial Statements"; and the most recent of which are referred to as the "1997 Financial Statements"), and (2) the interim consolidated balance sheet of TBG and its Subsidiary as of March 31, 1998 and the consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows for the three months then ended (the "Interim Financial Statements"). Except as set forth in this Agreement, in Disclosure Schedule 3.04 or in such Financial Statements and Interim Financial Statements: (1) the Financial Statements and Interim Financial Statements present fairly, in all material respects, the financial position of TBG and its Subsidiary as of their respective dates and the related results of operations and cash flows for the respective periods, and (2) the Financial Statements have been prepared in accordance with GAAP applied consistently. All representations as to the Interim Financial Statements are subject to the basis of presentation described in Note (1) to the Interim Financial Statements and to the fact that valuations, procedures and accounting estimates used in the Interim Financial Statements while consistent with past practices of TBG do not necessarily conform to those used in the Financial Statements. Notwithstanding the foregoing, to the extent that a specific representation or warranty in this Article III is applicable to any act, omission, fact or circumstance covered by this Section 3.04(a), then the specific representation or warranty shall qualify this Section 3.04(a).

               (b) Other Liabilities. Except as (and to the extent) specifically reflected in the Financial Statements or the Interim Financial Statements, or incurred in the ordinary course of business since March 31, 1998 or as disclosed in Disclosure
Schedule 3.04, neither TBG nor its Subsidiary has any material liability (whether known or unknown and whether accrued, absolute, contingent or otherwise). Notwithstanding the foregoing, to the extent that a specific representation or warranty in this Article III is applicable to any act, omission, fact or circumstance covered by this Section 3.04(b), then the specific representation or warranty shall qualify this Section 3.04(b).

               (c)  Accounts Receivable.  Except as set forth in
Schedule 3.04, the accounts receivable ("Accounts Receivable")
reflected in the Financial Statements or the Interim Financial
Statements, or existing on the date hereof or the Closing Date:
are or will be valid and existing; and represent or will
represent monies due for goods sold and delivered and services               14
rendered in the ordinary course of business.  Unless paid prior to the Closing Date, the Accounts Receivable (1) are, or will be as of the Closing Date, current and collectible net of the
respective reserves shown on the 1997 Financial Statements, the
Interim Financial Statements or the accounting records of TBG as of the Closing Date (which reserves are adequate and calculated consistently with past practice and, in the case of the reserve as of the Closing Date, will not be materially greater than the reserve in the 1997 Financial Statements), and (2) will not as of the Closing Date have materially and adversely changed in terms of aging since December 31, 1997 or March 31, 1998.  Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 90 days after the date on which it first becomes due and payable.  There is no valid claim or right of set-off, other than returns in the ordinary course of business, in excess of $5,000 individually or
$25,000 in the aggregate, asserted by any obligor under an
Account Receivable relating to the amount or validity of any of
such Accounts Receivable.   Neither TBG nor its Subsidiary has
any liability pertaining to any previous factoring of any of its accounts receivable. The foregoing representations and warranties in this subsection (c) are made solely in relation to whether the condition in Section 7.03(a) has been met, and are not intended to affect in any way the Closing Date Financial
Statements.

               (d) Swaps. Disclosure Schedule 3.04 lists all interest rate, commodity or foreign currency exchange, swap, collar, cap or similar outstanding agreements entered into by TBG or its Subsidiary pursuant to which TBG or its Subsidiary has hedged its interest rate, foreign currency or commodity exposure.

          3.05 Absence of Certain Changes and Events. Except as set forth in Disclosure Schedule 3.05 or as contemplated by Sections 5.09 and 5.10 of this Agreement, since March 31, 1998, there has not been:

               (a) Adverse Change. Any material adverse change in the working capital, assets, liabilities or financial condition of TBG or its Subsidiary;

               (b) Damage. Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of TBG or its Subsidiary;

               (c) Distributions. Any declaration, setting aside or payment of any dividend or other distribution of assets in respect of the capital stock of TBG or its Subsidiary or any direct or indirect redemption, purchase or other acquisition of any such stock, or any sales or other transfers of assets for less than fair market value to any TBG Shareholder;

               (d) Issuance. Any issuance or sale, or agreement to issue or sell, by TBG or its Subsidiary of any stock or other equity securities, or any options, warrants, subscriptions, calls or other rights or commitments with respect to the issuance of capital stock or obligations convertible into other equity securities of TBG or its Subsidiary;

               (e)  Guaranty.  Any guaranty of any kind                     15
whatsoever by TBG or its Subsidiary for an amount in excess of $10,000 other than endorsements of negotiable instruments in the ordinary course of business;

               (f) Merger. Any merger, consolidation or share exchange or agreement to merge, consolidate or exchange shares with any other corporation (or any transaction having a similar effect) involving TBG or its Subsidiary, or any acquisition of, or agreement to acquire, any business or a significant portion of a business, of any other person or entity to which TBG or its Subsidiary is or was a party;

               (g) Labor Dispute. Any material labor dispute involving TBG or its Subsidiary;

               (h) Capital Expenditure. Any capital expenditure in excess of $25,000 per item, or any new commitment for additions to property, plant or equipment in excess of $25,000 per item, in each case except as may be provided in the budget for TBG or its Subsidiary and except in the case of an expenditure or commitment necessitated by a loss which is covered by insurance (subject to deductibles);

               (i) Franchises. Except in the ordinary course of business, any sale or granting to any party or parties of any license, franchise, option or other right of any nature whatsoever to sell, distribute, or otherwise deal in or with products, merchandise or services of TBG or its Subsidiary;

               (j) Raises. Except for increases and bonuses based on term of service or regular promotion of employees, any granting of a salary increase to, or authorization or payment of bonuses or material increases in other benefits payable or to become payable under any bonus, insurance or other benefit plans to, employees, officers, directors or retirees of TBG or its Subsidiary;

               (k) Accounting Changes. Any change in any method of accounting or accounting practice or principle used by TBG or its Subsidiary;

               (l) Liens. Any asset of TBG or its Subsidiary permitted by TBG or such Subsidiary to be subject to any mortgage, lien, security interest, restriction or charge of any kind other than Permitted Liens;

               (m) Waivers. Any waiver by TBG or its Subsidiary of any material claim or right except write-downs and write-offs of receivables and inventory in the ordinary course of business;

               (n) Dispositions. Any sale, transfer or other disposition by TBG or its Subsidiary of any of its assets, except in the ordinary course of business and except for such involving real property required to be disclosed in Section 3.07;

               (o)  Transactions with Employees.  Any amount
paid, loaned or advanced by TBG or its Subsidiary or asset
transferred or leased to any employee by TBG or its Subsidiary, except for normal compensation involving salary, wages and
benefits and advances for work-related expenses;                            16

               (p) Write-downs. Any write-down in value of any inventory of TBG or its Subsidiary other than in the ordinary course of business, or any write-off as uncollectible of any notes or accounts receivable other than in the ordinary course of business; or

               (q)  Material Transactions.  Any material
commitment or transaction entered into by TBG or its Subsidiary other than in the ordinary course of business.

          3.06 Tax Matters.

               (a)   Definitions.  For purposes of this Agreement:

                    (i)  "Taxes" means all taxes,
     assessments, charges, duties, fees, levies or other governmental charges, including federal, state, city, county, parish, foreign or other income, franchise, capital stock, real property, personal property, tangible, withholding, FICA (or similar), unemployment compensation, disability, welfare, stamp, occupation, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "IRC"), transfer, sales, soft drink, use, excise, gross receipts, alternative or add-on-minimum, estimated and all other taxes of any kind for which TBG or its Subsidiary may have any liability to any Governmental Authority (including interest, penalties or additions associated therewith), whether disputed or not, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group; and

                     (ii) "Returns" means all returns,
     declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.

               (b) Tax Representations and Warranties. Except as disclosed in Disclosure Schedule 3.06:

                    (i)  all Returns of TBG or its
     Subsidiary, including estimated returns and reports of every kind with respect to Taxes, which are due to have been filed in accordance with Applicable Law, have been duly filed, and all such Returns are correct and complete in all respects; no such Return contains any position which is or would be subject to penalties under IRC section 6662 (or any corresponding provision of state, local or foreign Tax law);

                       (ii) there are currently no extensions                17
     of time in effect with respect to the dates on which any Returns of TBG or its Subsidiary were or are due to be filed;

                      (iii) all deficiencies asserted as a
     result of any examination of any Return have been paid in full, accrued on the books of TBG or its Subsidiary as a current tax liability, or finally settled;

                       (iv) since December 31, 1992, no
     claims have been asserted and, to the knowledge of TBG, no proposals or deficiencies for any Taxes are being asserted, proposed or threatened, and no audit or investigation of any Return is currently being conducted, is pending or, to TBG's knowledge, threatened, against TBG or its Subsidiary;

                        (v) since December 31, 1992, there
     have been no adjustments proposed by taxing authorities in connection with any Return of TBG or its Subsidiary;

                       (vi) there are no outstanding waivers
     or agreements by TBG or its Subsidiary for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any waivers of the statute of limitations in respect of Taxes for which TBG or its Subsidiary may have any liability or any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by TBG or its Subsidiary or any other matter pending between TBG or its Subsidiary and any taxing authority;

                      (vii) there are no liens for Taxes
     upon any property or assets of TBG or its Subsidiary except liens for current Taxes not yet due, nor are there any liens which are pending, or to TBG's knowledge, threatened;

                     (viii) there are no outstanding rulings
     issued since December 31, 1992 of, or outstanding requests for rulings with, any Taxing authority addressed to TBG or its Subsidiary that are binding on TBG or its Subsidiary;

                       (ix) no assets of TBG or its Subsidiary
     or of any "related person," as that term is defined in IRC section 144(a)(3) (or section 103(b)(6)(C) of the Internal Revenue Code of 1954, as amended (the "1954 IRC")), whether owned or leased pursuant to a Capital Lease, have been financed by private activity bonds within the meaning of IRC section 141 (or industrial development bonds within the meaning of 1954 IRC section 103(b)), and none of TBG, its Subsidiary or any related person is a "principal user," as that term is used in the context of IRC section 144(a) (or 1954 IRC section 103(b)), of any building which has been so financed;

                     (x)    neither TBG nor its Subsidiary has               18
     made any payment which constitutes an "excess parachute payment" within the meaning of IRC section 280G or any similar provision of state or local law;

                     (xi)   neither TBG nor its Subsidiary is
     a party to or bound by (or prior to Closing, except as contemplated by this Agreement, will become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement or arrangement;

                     (xii)   except for the group of which
     TBG is presently a member, TBG has not, within the last five years, been a member of an affiliated group of corporations, within the meaning of IRC section 1504, other than as a common parent corporation, and no Subsidiary has, within the last five years, been a member of an affiliated group of corporations, within the meaning of IRC section 1504, except where TBG was the common parent corporation of such affiliated group;

                     (xiii)   neither TBG nor its Subsidiary
     is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes which is not evident in copies of the Returns and the supporting work papers of TBG and its Subsidiaries made available to Enterprises;

                     (xiv)    each asset with respect to which
     TBG or its Subsidiary claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by TBG or such Subsidiary;

                     (xv)     neither TBG nor its Subsidiary
     has executed any closing agreement pursuant to IRC
     section 7121 or any predecessor provision thereof, or any similar provision of state or local law;

                     (xvi)    no claim has been made since
     December 31, 1992 by any authority in a jurisdiction where TBG or its Subsidiary does not file Returns that such corporation is or may be subject to taxation by that jurisdiction;

                     (xvii)   neither TBG nor its Subsidiary
     has, since December 31, 1992, agreed to any adjustments pursuant to IRC section 481(a) or any similar provision of state or local law by reason of a change in accounting method, and no application requesting permission for any change in accounting method by TBG or its Subsidiary is pending with any taxing authority;

                     (xviii)  neither TBG nor its Subsidiary
     has been a United States real property holding corporation (as defined in IRC section 897(c)(2)) during the applicable period specified in IRC section
     897(c)(1)(A)(ii);

                     (xix)  copies of all federal and state                  19
     income tax returns and franchise tax returns of TBG or its Subsidiary (where such Subsidiary is required to file a separate return) for the last three years have been delivered to Enterprises. Additionally, any audit report issued by any federal, state, or local taxing authority for taxable years ended in 1990 and subsequent has been delivered or otherwise made available to Enterprises;

                     (xx)   all material elections with
     respect to Taxes which are not evident in copies of the Returns and the supporting work papers of TBG and its Subsidiaries made available to Enterprises as of the date hereof are set forth in the Disclosure Schedule; after the date hereof, no election with respect to Taxes will be made without the written consent of Enterprises; and

                     (xxi)  except as set forth in
     Disclosure Schedule 3.06 since December 31, 1992:  (1)
     neither TBG nor its Subsidiary has filed a consent pursuant to IRC section 341(f) and (2) neither TBG nor its Subsidiary has filed, or may be deemed to have filed, any election under IRC section 338.

               (c) Disclaimer as to NOLs. Notwithstanding the foregoing subsections, no representation or warranty is made as to the amount and/or utilization of net operating losses, tax credits (including minimum tax credits) or other tax attributes of TBG or its Subsidiary.

               (d) Survival. The representations and warranties in subsections (viii), (ix), (x), (xi), (xiii), (xiv) and (xvii) of Section 3.06(a) shall survive the Closing as provided in
Article VI (the "Surviving Tax Representations").

          3.07 Real Property. Disclosure Schedule 3.07 contains a complete list (and copies of the legal descriptions have been made available to the Buyers) of all real property: (1) which is owned by TBG or its Subsidiary, (2) which is leased by TBG or its Subsidiary as lessee or lessor, or (3) as to which TBG or its Subsidiary has either an option to purchase, sell or lease, or is obligated to purchase, sell or lease. With respect to such real property:

               (a)  Ownership.  All real property which was
reflected in the 1997 Financial Statements is listed in Disclosure Schedule 3.07, and except as set forth in the Disclosure Schedule, no ownership interest in any real property has been acquired or disposed of by TBG or its Subsidiary since
December 31, 1997.

               (b) Status of Title. Except as set forth in Disclosure Schedule 3.07(b), all real property owned by TBG or its Subsidiary is owned in fee simple, free and clear of any liens, encumbrances or restrictions whatsoever, except for:

                     (i)   rights of lessors or lessees under               20
     the terms of leases which have been disclosed to Buyers;

                     (ii)  liens for Taxes not yet due and
     payable;
                     (iii) rights-of-way, building use
     restrictions, exceptions, variances, reservations or limitations of any nature whatsoever of public record;

                     (iv)  liens reflected in the Financial
     Statements;

                     (v)   liens imposed by Applicable Law and
     incurred in the ordinary course of business for obligations not yet due and payable to laborers, materialmen and the like;

                     (vi)  zoning or other restrictions,
     variances, covenants, rights-of-way, encumbrances, easements and other minor irregularities of title, none of which, individually or in the aggregate, interferes in any material respect with the current use or occupancy of any of the real property by TBG or its Subsidiary, has a material adverse effect on the value thereof, or would impair in any material respect the ability of TBG or its Subsidiary to sell such property for its current use; and

                     (vii) with respect to items of personal
     property, unperfected purchase money security interests existing in the ordinary course of business without the execution of a security agreement

(each of the foregoing being a "Permitted Lien").

               (c)  Restrictions Arising from Governmental
Authorities. Except as set forth in Disclosure Schedule 3.07, no real property owned or leased and used by TBG or its Subsidiary is subject to any decree or order (or, to TBG's knowledge, any threatened or proposed order) to be sold or taken by any Governmental Authority.

               (d)  Condition.  Except as set forth in Disclosure
Schedule 3.07, all plants and structures owned or leased and used by TBG or its Subsidiary, including, without limitation, parking areas, loading docks and roofs, are, to TBG's knowledge, in operating condition with no defects that materially interfere with the current use of such property.

          3.08 Personal Property. Disclosure Schedule 3.08 contains a complete list of (1) all equipment leased by TBG or its Subsidiary to others for which lease payments exceed $100,000 per year (but excluding Capital Leases disclosed pursuant to Section 3.03) or which TBG or its Subsidiary has an option either to purchase, sell or lease, or is obligated to purchase, sell or lease for a cost individually in excess of $100,000. TBG has made its fixed asset lists available to Enterprises. With respect to such personal property and except as set forth in Disclosure Schedule 3.08:

               (a)  Title.  TBG or its Subsidiary has good and             21
valid title to all of its tangible personal property reflected in the 1997 Financial Statements or acquired since December 31, 1997
(except, in both cases, as disposed of in the ordinary course of business), free and clear of any liens, encumbrances, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, except for Permitted
Liens.

               (b) Condition. All tangible personal property of the type normally subject to depreciation owned or leased and used by TBG or its Subsidiary (other than inventory) is, to TBG's knowledge, in operating condition with no defects that materially interfere with the current use of such property.

               (c) Inventory. All inventory owned by TBG or its Subsidiary is merchantable and of a quality usable and salable in the ordinary course of business, and the quantity of each type of inventory (whether raw materials, work-in-process or finished product), is not excessive, but reasonable, adequate and appropriate. No product included in inventory, whether owned by TBG or its Subsidiary or out in the trade, is materially out-of-date by applicable franchisor standards. No previously sold inventory is subject to returns materially in excess of that experienced by TBG or its Subsidiary during the 1997 fiscal year. All of the inventories of TBG and any Subsidiary included in the Financial Statements and Interim Financial Statements are valued for the purposes thereof at the lower of cost or market. The foregoing representations and warranties in this subsection (c) are made solely in relation to whether the condition in Section 7.03(a) has been met and are not intended to affect in any way the Closing Date Financial Statements. No food ingredient, finished article of food, food packaging or food labeling included in the inventories of TBG or its Subsidiary is adulterated or misbranded within the meaning of the federal Food, Drug and Cosmetic Act. To TBG's knowledge, there is no pending investigation or regulatory action by the federal Food and Drug Administration affecting any inventories of TBG or its Subsidiary.

          3.09 Employee Benefit Plans.  Except as set forth in
Disclosure Schedule 3.09:

               (a)  Definition.  This Section 3.09 relates to
each employment, collective bargaining or consulting contract or deferred compensation, profit-sharing, pension, bonus, stock option, stock purchase or other fringe benefit or compensation contract, commitment, arrangement or plan (whether written or oral), including each welfare plan (as defined in section 3(1) of the Employment Retirement Income Security Act of 1974, as amended
("ERISA")), which TBG or its Subsidiary has established or
maintained or in which TBG or its Subsidiary participates or, since December 31, 1992, has participated, or under which TBG or its Subsidiary, since December 31, 1992, has had an obligation to make contributions or to pay benefits for the benefit of persons who are, were or will become in accordance with the terms of the plan active employees, former employees, retirees, directors or independent contractors (or their dependents, spouses or
beneficiaries) of TBG or its Subsidiary or their respective
predecessors in interest or any employer which would constitute
an ERISA Affiliate (collectively, the "Employee Benefit Plans").            22
For purposes of this Agreement, the term "ERISA Affiliate" includes all employers (whether or not incorporated) which by reason of common control are treated together with TBG or its Subsidiary as a single employer within the meaning of IRC section
414.

               (b)  List.  Disclosure Schedule 3.09 lists each
Employee Benefit Plan which is currently in effect or as to which TBG or its Subsidiary has any ongoing material liability or material obligation.

               (c) Compliance. TBG and its Subsidiary have complied in all material respects since December 31, 1992 with their respective obligations with respect to all Employee Benefit Plans. Each Employee Benefit Plan has been maintained since December 31, 1992 in all material respects with all Applicable Laws.

               (d) Funding, Etc. All contributions, premium payments and other expenses required under each Employee Benefit Plan or with respect thereto due on or before the Closing Date will be paid or accrued by TBG or its Subsidiary. No Employee Benefit Plan is funded by insurance subject to retroactive premium adjustments.

               (e) Liabilities; Claims; Audits. Neither TBG nor a Subsidiary has incurred and no facts exist that could reasonably result in any liability, Tax or penalty of any nature whatsoever, whether known or unknown, to any person or entity for failure to comply with Applicable Law or the plan documents, nor any duty or obligation to indemnify or hold any other person or entity harmless for any liability with respect to any Employee Benefit Plan. Neither TBG nor a Subsidiary has received any notice of any, and to TBG's knowledge there is no, proposed or actual audit investigation by any Governmental Authority with respect to any Employee Benefit Plan.

               (f)  Multi-employer Plan.  Neither TBG nor a
Subsidiary nor any of their respective predecessors in interest nor any ERISA Affiliate has ever contributed to any multi-employer plan, as defined in section 3(37) of ERISA, to which TBG or its Subsidiary has any continuing obligation whatsoever, and neither TBG nor its Subsidiary nor any of their respective predecessors in interest nor any ERISA Affiliate has incurred or reasonably expects to incur any "withdrawal liability" (as defined under section 4201 et seq. of ERISA).

               (g) Termination Rights. TBG and its Subsidiary have the right under the terms of each Employee Benefit Plan and under Applicable Law to terminate such plan at any time exclusively by action of TBG or its Subsidiary and complying with Applicable Law.

               (h) Payments in Stock. No Employee Benefit Plan requires that any payments be made in the form of stock or other securities in TBG or its Subsidiary.

Neither this provision nor any other provision of this Agreement            23
requires written disclosure of payroll practices (such as overtime, jury duty and the like) or such fringe benefits as service and participation awards, free beverages at the work site, expense accounts, newspaper, magazine, newsletter and journal subscriptions, or uniforms.

          3.10 Labor Relations.

               (a)  Status.  Except as disclosed in Disclosure
Schedule 3.10, since December 31, 1992:

                    (i)     Neither TBG nor its Subsidiary is
     subject to a collective bargaining agreement, and TBG and its Subsidiary are in compliance in all material respects with all Applicable Laws respecting employment and employment practices (including Executive Order 11246) and the Fair Labor Standards Act, and neither
     TBG nor its Subsidiary has engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act or has fully remedied any official finding of any such practice;

                     (ii)    No breach of contract and/or
     denial of fair representation claim has been filed or is pending against TBG, its Subsidiary and/or, to TBG's knowledge, any labor organization representing its respective employees; no claim for unpaid wages or overtime or for child labor or for record keeping violations has been filed or is or was pending under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act or Service Contract Act or any other Applicable Law; no citation has been issued by the Occupational Safety and Health Administration ("OSHA") against TBG or its Subsidiary; no notice of contest or OSHA administrative enforcement proceeding involving TBG or its Subsidiary has been filed or is pending; no workers' compensation retaliation claim has been filed or is pending against TBG or its Subsidiary; and no citation of TBG or its Subsidiary has occurred and no enforcement proceeding has been initiated or is pending under federal immigration law.

                     (iii)   There is no unfair labor
     practice, charge or complaint or any other matter against or involving TBG or its Subsidiary or any other labor organization representing the employees of TBG or its Subsidiary pending or threatened of which TBG or its Subsidiary has received written notice before the National Labor Relations Board ("NLRB") or any court of law, and, to TBG's knowledge, the employees of TBG or its Subsidiary have not been and are not represented by a labor organization which was either NLRB certified or voluntarily recognized;

                     (iv)    There is no organized labor
     strike, organized slowdown or organized stoppage
     actually pending or, to TBG's knowledge, threatened
     against TBG or its Subsidiary, and, to TBG's knowledge,
     there is no organized handbilling, organized picketing
     or organized work stoppage (sympathetic or otherwise)                  24
     involving the employees of TBG or its Subsidiary which has occurred or is in progress;

                     (v)     No certification question or
     organizational drive has been filed with the NLRB of which TBG has received written notice respecting the employees of TBG or its Subsidiary;

                     (vi)    No arbitration proceeding arising
     out of or under any collective bargaining agreement is or has been pending or, to TBG's knowledge, threatened against TBG or its Subsidiary; and, to TBG's knowledge, no basis for any such claim for arbitration exists;

                     (vii)   No agreement, arbitration or
     court decision or governmental order which is binding on TBG or its Subsidiary in any way expressly limits or restricts TBG or its Subsidiary from relocating or closing any of its respective operations, excluding Worker Adjustment and Retraining Notification Act ("WARN Act") and other generally applicable plant closing laws to the extent the WARN Act and such laws pertain to the acts or omissions of the Buyers after the Closing; and

                     (viii)  There are no charges, official
     investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, race, religion, national origin, sexual preference, disability, veteran status or claims under family or medical leave statutes) pending or, to TBG's knowledge, threatened against TBG or its Subsidiary before the Equal Employment Opportunity Commission or any federal, state or local agency or court; and there have been no audits of the equal employment opportunity practices of TBG or its Subsidiary by any governmental entity.

               (b)  Plant Closing Issues.  Neither TBG nor its
Subsidiary has, within the last 90 days, terminated the employment of or laid off any employees which would constitute a "plant closing" or "mass layoff" (within the meaning of the WARN
Act).

               (c)  Family and Medical Leave Act of 1993.
Disclosure Schedule 3.10 lists all employees of TBG and its Subsidiary who are on leave pursuant to the Family and Medical Leave Act of 1993, each such employee's position, and the date such leave is scheduled to expire.

          3.11 Employees. Disclosure Schedule 3.11 contains the complete list of annual salary, bonus and commission arrangements
(if applicable) and date of last raise of all employees of TBG and its Subsidiary who earn $50,000 or more each year from salary, bonus and commission arrangements with TBG and its Subsidiary.

          3.12 Bank Accounts.  Disclosure Schedule 3.12                      25
lists each bank or financial institution in which TBG or its Subsidiary has an account or safe deposit box (giving the address and account numbers) and the names of the persons authorized to draw thereon or to have access thereto.

          3.13 Environmental Matters.

               (a)  Status.  Except as disclosed in Disclosure
Schedule 3.13, since December 31, 1992:

                    (i)    TBG and its Subsidiary (1) have
     obtained all material permits, licenses and other authorizations and filed all material notices which are required to be obtained or filed by them for the operation of their respective businesses under applicable Environmental Laws; (2) have been and are in compliance in all material respects with all terms and conditions of such required permits, licenses and authorizations; and (3) have been and are in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws;

                    (ii)   There are no ongoing, or, to TBG's
     knowledge, threatened, governmental investigations of
     TBG or its Subsidiary pursuant to the Environmental
     Laws;

                    (iii)  Neither TBG nor its Subsidiary is
     liable for or has assumed responsibility for the monitoring, investigation or cleanup of any environmental contamination;

                     (iv)  Neither TBG nor its Subsidiary
     has been identified as a potentially responsible party at, or received a request for information pursuant to any Environmental Laws related to, any contaminated or previously contaminated site;

                     (v)   Neither TBG nor its Subsidiary has
     been requested to indemnify another party or contribute towards the monitoring, investigation or cleanup costs of any contaminated or previously contaminated site;

                     (vi)  There are no underground storage
     tanks, above-ground storage tanks, or material surface impoundments, landfills, polychlorinated biphenyls and/or friable asbestos not currently encapsulated on, under or within the real property owned or leased by TBG or its Subsidiary; and

                    (vii)  There are no past or current
     events, conditions, circumstances, activities, practices, incidents, actions or plans which have materially interfered with or prevent current compliance by TBG or its Subsidiary with Environmental
     Laws in all material respects.

               (b)  Definition.  As used in this Agreement,                 26
"Environmental Laws" means any current Applicable Law, as well as any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, relating to (1) the emission of pollutants or hazardous substances into the air, (2) the discharge of pollutants into the waters, (3) the disposal of hazardous waste, (4) the release and/or threatened release of hazardous substances into the environment, or (5) the manufacture, processing, distribution, presence (including, without limitation, any right-to-know laws in the context of the foregoing), use, handling, treatment, storage, transportation or disposal of any chemical, substance, material or waste that has been listed as toxic or hazardous by the Environmental Protection Agency or by any equivalent state or local agency or bureau, (6) the protection of the environment, and/or (7) the protection of public health and safety in the context of the foregoing matters.

               (c) Survival. The representations and warranties in Section 3.13(a) shall survive the Closing but only with respect to activities or operations conducted upon, or conditions existing at, sites other than properties operated and/or owned by TBG and its Subsidiary (the "Off-Site Environmental Matters").

          3.14 Insurance Policies.

               (a   List.  Disclosure Schedule 3.14 lists all
insurance policies in force (except as listed in Disclosure
Schedule 3.09) that either (1) names TBG or its Subsidiary as an insured or beneficiary or as a loss payable payee or (2) for which TBG or its Subsidiary has paid or is obligated to pay all or part of the premiums.

               (b   Status.  Except as set forth in Disclosure
Schedule 3.14, since December 31, 1992:

                     (i)   neither TBG nor its Subsidiary has
     received notice (excluding notice of a premium increase or contract expiration date) of any pending or threatened termination or retroactive premium increase with respect thereto;

                     (ii)  TBG and its Subsidiary is in
     compliance in all material respects with all conditions contained therein, the non-compliance with which could result in termination of insurance coverage or increased premiums for prior or future periods; and

                     (iii) there exists no material claim
     under current insurance that has not been properly filed by TBG or its Subsidiary.

          3.15 Specified Contracts and Commitments.

               (a)  Specified Contracts.  Disclosure Schedule
3.15 lists each written or oral contract to which either TBG or its Subsidiary is a party or is bound or to which they or any of their assets are subject (and each and every amendment, modification or supplement to any of them) that is described by any of the following:

                     (i)    individually exceeds $100,000                    27
     (treating each purchase order as a separate agreement and excluding agreements not required to be listed pursuant to clause (iii) below);

                     (ii)   for any matter not in the
     ordinary course of business;

                     (iii)   any marketing agreement or
     understanding including any chain marketing agreement, calendar marketing agreement, or promotional discount letter, special arrangements, whether providing for discounts, incentive awards or otherwise, which is not materially consistent with practices since December 31, 1997;

                     (iv)    restricting the right of either
     TBG or its Subsidiary to compete, whether by restricting territories, customers or otherwise, in any line of business or territory;

                     (v)     requiring either TBG or its
     Subsidiary to purchase its requirements for any goods or services from any one or more parties;

                     (vi)    providing for payments based on
     results;

                     (vii)   with any officer, director or
     shareholder of TBG or its Subsidiary, with any spouse, child, sibling or parent of any such person, or with any company or other organization in which any of the foregoing has, to TBG's knowledge, a material direct or indirect financial interest, excluding investments in public companies and employment contracts disclosed in any Disclosure Schedule;

                     (viii)  relating to participation in a
     cooperative, partnership or joint venture;

                     (ix)    imposing confidentiality
     requirements on TBG and its Subsidiary, excluding those in computer software agreements generally available to the public and those prohibiting disclosure of agreement terms;

                     (x)     consignments or "sale or return"
     arrangements;

                     (xi)    for political contributions or
     for charitable contributions involving a commitment to make contributions for more than one year or involving more than $2,500 per recipient;

                     (xii)   granting a power of attorney
     (other than those to represent TBG and/or its Subsidiary before the IRS);

                     (xiii)  outstanding loans, loan                        28
     commitments, factoring or credit line agreements
     (excluding credit extended in the ordinary course of business to purchasers of inventory) to any person
     ("Third-Party Loans") or any subordination agreement executed by TBG or its Subsidiary relating to any of the Third-Party Loans;

                     (xiv)   relating to the distribution of
     products;

                     (xv)    relating to capital expenditures
     in excess of $25,000 per contract;

                     (xvi)   guarantees, other than
     guarantees listed in Disclosure Schedule 3.03 and other than endorsements in the ordinary course of business;
     or

                     (xvii)  all contracts with canning
     cooperatives (excluding ordinary course purchase orders) not otherwise disclosed.

               (b)  Exceptions to Specified Contracts.  All
contracts disclosed or to be disclosed on Disclosure Schedule
3.15 are referred to as "Specified Contracts."  Disclosure
Schedule 3.15 describes all oral Specified Contracts required to be disclosed in Disclosure Schedule 3.15. Notwithstanding the foregoing, Disclosure Schedule 3.15 does not need to list (and the phrase "Specified Contracts" does not include) Bottling Authorizations, leases (including Capital Leases), Indebtedness for Borrowed Money, insurance policies disclosed (or not required to be disclosed) pursuant to this Agreement or employee-related matters disclosed (or not required to be disclosed) pursuant to this Agreement, and contracts, agreements or other arrangements involving or relating to: (1) sales of soft drink products pursuant to ordinary purchase orders; (2) arrangements with respect to on-location cold drink equipment; or (3) purchases of raw materials and packaging materials in the ordinary course of business for the production of soft drinks necessary for the continued operation of the business of TBG or its Subsidiary (including providing a reasonable inventory of finished products, raw materials and packaging materials).

          3.16 Intellectual Property.

               (a)  Status.  Except as set forth in Disclosure
Schedule 3.16:
                    (i)   TBG and its Subsidiary own or have
     the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of TBG and its Subsidiary as presently conducted.

                    (ii)  Neither TBG nor its Subsidiary has
     interfered with, infringed upon, misappropriated, or
     otherwise violated any Intellectual Property rights of
     third parties, and neither TBG nor its Subsidiary has
     received any charge, complaint, claim, demand, or
     notice alleging any such interference, infringement,
     misappropriation, or violation (including any claim                  29
     that TBG or its Subsidiary must license or refrain from using any Intellectual Property rights of any third party).

To TBG's knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of TBG or its Subsidiary.

               (b)  Definition.  "Intellectual Property" means
(1) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (2) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (3) all works containing or displaying a statutory copyright notice and all applications, registrations, and renewals in connection therewith, (4) all mask works and all applications, registrations, and renewals in connection therewith, (5) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (6) all computer software (including data and related documentation),
(7) all other proprietary rights, and (8) all copies and tangible embodiments thereof (in whatever form or medium).

          3.17 Certain Violations of Law.

               (a) Investigations. No grand jury or other state or federal investigation is pending or, to TBG's knowledge, threatened against TBG or its Subsidiary.

               (b)  Generally.  Except as disclosed in Disclosure
Schedule 3.17, since December 31, 1992, neither TBG nor its Subsidiary is, nor has it been (by virtue of any action, omission to act, contract to which it is a party, or any occurrence or state of facts whatsoever), in violation of any Applicable Law, which violation would result in a liability of TBG or its Subsidiary in excess of $50,000.

               (c)  Certain Limitations.  Nothing in the
foregoing requires disclosure in Disclosure Schedule 3.17 with respect to compliance with Applicable Law relating to Taxes or any other matter covered by Section 3.06, compliance with Applicable Law relating to employee matters or any other matter covered by Section 3.10, compliance with Environmental Laws or any other matter covered by Section 3.13, or compliance with Applicable Law relating to any other matter covered by a section of this Article III, it being acknowledged and agreed that all representations and warranties with respect to matters described in this subsection are specifically excluded from the representations and warranties in this Section 3.17.

          3.18 Litigation.                                                 30

               (a) List. Disclosure Schedule 3.18 lists all litigation, claims, suits, actions, arbitrations, investigations or administrative or other proceedings pending or, to TBG's knowledge, threatened against TBG or its Subsidiary or involving any of their respective properties or businesses which involves
(1) a stated claim that is not covered by insurance (excluding claims not likely to exceed any applicable deductible),
(2) workers' compensation claims either more than $5,000 or expected to exceed $5,000, or (3) a claim as to which insurers have denied liability or are defending the matter under a reservation of rights.

               (b)  Status.  Except as stated in Disclosure
Schedule 3.18:

                     (i)  none of the matters listed in
     Disclosure Schedule 3.18 (singly or in the aggregate) will result in a material adverse effect on the business or financial condition of TBG or its Subsidiary,

                     (ii)  there are no unsatisfied
     judgments no longer subject to appeal, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against TBG or its Subsidiary, and

                     (iii)  no present or former officer or
     director of TBG or its Subsidiary has any claim for indemnification from TBG or its Subsidiary related to any act or omission by such present or former officer or director.

          3.19 No Defaults. Except as otherwise disclosed in this Agreement or in the Disclosure Schedule to this Agreement:

               (a) Enforceability. All contracts and agreements required to be referred to in any schedule delivered hereunder are enforceable in all material respects in accordance with their terms in a manner that obtains for, or imposes upon, the parties the primary benefits and obligations of such agreements. Neither TBG nor its Subsidiary has received (1) notice that it is in default in connection with any such contract or agreement or (2) any notice of cancellation or termination in connection therewith; and

               (b) Bankruptcy, Etc. To TBG's knowledge, (1) there are no pending or threatened bankruptcy, insolvency, or similar proceedings with respect to any party to such agreements, and (2) no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default, violation or failure to comply thereunder by either TBG or its Subsidiary or any other party thereto.

          3.20 Major Suppliers and Customers.                               31

               (a) List. Excluding relationships under Bottling Authorizations, Disclosure Schedule 3.20 lists each of the 10 largest (by dollar volume) suppliers of goods or services to, and each of the 10 largest (by dollar volume) customers of, TBG and its Subsidiary (determined on a consolidated basis) during the 12-month period ended December 31, 1997, together with, in each case, the amount paid or billed during such period.

               (b)  Status.  Except as set forth in Disclosure
Schedule 3.20:

                    (i)  to TBG's knowledge, no notice or
     other communication (written or oral) has been received since April 3, 1998 from any of the suppliers or customers listed in Disclosure Schedule 3.20 terminating or reducing in any material respect, or expressly stating an intention to terminate or reduce in any material respect, or otherwise reflecting a material adverse change in, the business relationship between such customer or supplier, on the one hand, and TBG or its Subsidiary on the other; and

                     (ii)  none of the officers or directors
     of TBG or its Subsidiary or spouse, child, parent or sibling of any such officer or director, or any company or other organization in which any officer or director of TBG or its Subsidiary or spouse, child, parent or sibling of any such officer or director has a direct or indirect financial interest, has any material financial interest in any supplier or customer of TBG or its Subsidiary, excluding the ownership of less than five percent (5%) of the shares of a publicly-held corporation engaged in business with TBG or its Subsidiary.

          3.21 Required Governmental Licenses and Permits. TBG and its Subsidiary have (and Disclosure Schedule 3.21 lists) all material licenses, permits or other authorizations of Governmental Authorities necessary to produce and sell their respective products and to conduct their respective businesses; provided, however, that the foregoing shall not require disclosure of state and local business or similar licenses required of businesses generally; and provided, further, that nothing in the foregoing requires disclosure in Disclosure
Schedule 3.21 with respect to such licenses, permits or other authorizations required by Environmental Laws or any other matter covered by Section 3.13 above, or compliance with Applicable Law or any other matter covered by Section 3.17 above, it being acknowledged and agreed that all representations and warranties with respect to matters described in this proviso are specifically excluded from the representations and warranties in this Section 3.21.

          3.22 Year 2000 Compliance.  TBG has delivered to
Enterprises copies of all reports prepared by or for TBG and/or its Subsidiary relating to Year 2000 compliance.

          3.23 No Untrue Statements.  To TBG's knowledge, no                32
representation or warranty by TBG in this Agreement (including the Disclosure Schedules) contains any untrue statement of a material fact, or omits to state a material fact, necessary to make the representations and warranties of TBG herein (giving full effect to any dollar, time or other limitation specified in, and only with respect to the subject matter contained in, such representations and warranties) not materially misleading. The foregoing does not impose any obligation to disclose the implications of disclosed facts.

          3.24 Copies. True and correct copies of all documents listed in the Disclosure Schedules (other than Bottling
Authorizations) have been delivered or made available by TBG to the Buyers.

          3.25 Other. No representation or warranty is made by TBG except as expressly set forth in this Article III.

                           ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF BUYERS

          Buyers, jointly and severally, hereby represent and warrant to TBG and the TBG Shareholders as follows, with full knowledge that such representations and warranties are a material consideration and inducement to the execution of this Agreement by TBG and the TBG Shareholders and the consummation of the transactions contemplated hereunder:

          4.01 Organization and Authorization.

               (a)  Due Organization.  Enterprises is a
corporation duly organized, validly existing and in good standing under the Corporation laws of Delaware, and has all requisite corporate power and authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets.

               (b) Power and Authority. Each of Enterprises and Southwest has the full corporate power and authority to execute, deliver and perform this Agreement and all other agreements, documents and certificates contemplated or required of it hereby (collectively, the "Buyers' Documents"), subject to the Required Statutory Approvals. The execution, delivery and performance by the Buyers of each of Buyers' Documents have been, or will by the Closing be, duly approved by the respective boards of directors of the Buyers and the shareholders of Southwest, and no other corporate action on the part of the Buyers is necessary to approve and authorize the execution, delivery and performance of this Agreement and the Buyers' Documents. Each of Buyers' Documents has been duly and validly executed and delivered by the Buyers party thereto and constitutes the valid and binding agreement of such Buyer, enforceable against such Buyer in accordance with its terms.

               (c) Non-contravention. The execution, delivery and performance of each of Buyers' Documents by the Buyers and the consummation by the Buyers of the transactions contemplated hereby and thereby will not

                     (i)   violate or conflict with any                      33
     provision of the articles of incorporation or bylaws of Enterprises;

                     (ii)  breach, violate or constitute an
     event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, or give rise to any right of termination, cancellation, modification or acceleration under, any note, bond, indenture, mortgage, security agreement, lease, franchise or other material agreement, instrument or obligation to which Enterprises is a party, or by which Enterprises or any of its respective properties or assets is bound, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of Enterprises pursuant to the terms of any such instrument or obligation, which breach, violation, or event of default would result in a material adverse effect on Enterprises;

                     (iii) violate or conflict with any
     Applicable Law applicable to Enterprises, where such violations or conflicts, viewed individually or in the aggregate, may reasonably be expected to result in Losses to the TBG Shareholders greater than $1.5 million; or

                     (iv)  require, on the part of
     Enterprises, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any Governmental Authority, except for the Required
     Statutory Approvals.

          4.02 Capital Stock.

               (a) Enterprises. The authorized capital stock of Enterprises consists of 1,000,000,000 shares of Enterprises Common Stock of the par value of $1.00 per share, and 100,000,000 shares of preferred stock. As of April 3, 1998, 444,248,170 shares of Enterprises Common Stock were issued and outstanding, all of which issued and outstanding shares are validly issued, fully paid and non-assessable. As of April 3, 1998 there were no shares of preferred stock issued and outstanding.

               (b) Enterprises Stock to be Issued in Exchange. The Enterprises Common Stock to be issued to the TBG Shareholders in the Exchange will be at the Effective Time duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, and will not be subject to any lien, charge, claim, encumbrance, restriction or adverse right or interest whatsoever, except applicable restrictions under federal and state securities laws, and except that those shares that are to be deposited with the Shareholders' Representative pursuant to
Article I shall be subject to the terms of the Shareholders' Representative Agreement.

          4.03 Reports and Financial Statements.  Since November             34
21, 1986, Enterprises has filed with the Securities and Exchange
Commission ("SEC") all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange
Act of 1934, as amended (the "Exchange Act"), and the Trust
Indenture Act of 1939, as amended, and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate acts and the rules and regulations thereunder. Enterprises has previously delivered to TBG copies of (1) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, December
31, 1996 and December 31, 1997 (the "Enterprises 10-K"), together with a copy of the annual reports to stockholders for each such year, and (2) its Proxy Statement for the annual meeting of stockholders held April 17, 1998 (collectively, the "Enterprises
SEC Reports").  As of their respective dates, the Enterprises SEC
Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim consolidated financial statements, including any related notes and schedules, of Enterprises included in or incorporated by reference in such reports (the "Enterprises Financial
Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Enterprises and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

          4.04 Absence of Certain Changes or Events. Except as set forth in the Enterprises 10-K or the other Enterprises SEC Reports, from December 31, 1997 through the date hereof: (a) there has not been any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of Enterprises and its subsidiaries, taken as a whole, and (b) Enterprises has not made any declaration, setting aside or payment of any dividend or other distribution with respect to any of Enterprises' capital stock, except for regular quarterly cash dividends.

          4.05 No Untrue Statements. To the knowledge of the Buyers, no representation or warranty by the Buyers in this Agreement or the schedules to this Agreement contains any untrue statement of a material fact, or omits to state a material fact, necessary to make the representations and warranties of the Buyers herein or therein (giving full effect to any dollar, time or other limitation specified in, and only with respect to the subject matter contained in, such representations and warranties) not materially misleading. The foregoing does not impose any obligation to disclose the implications of disclosed facts.

          4.06 Other. No representation or warranty is made by Buyers except as expressly set forth in this Article IV.

                           ARTICLE V                                        35
                        OTHER AGREEMENTS

          5.01 Continuing Operation of Business.

               (a)  Conduct of Business.  TBG covenants and
agrees that TBG and its Subsidiary will each do or refrain from, as the case may be, the following, on and after the date of this Agreement and until the Closing hereunder (except as contemplated by Section 5.09 below or upon the prior written consent of Enterprises):

                    (i)    Carry on its business in the
     ordinary and regular course and not engage in any material transaction or material activity or enter into any material agreement or make any material commitment except in the ordinary and regular course of business;

                    (ii)   Carry on its business in all
     material respects in the same manner as currently conducted, and not institute or commit to institute any material new methods of manufacture, purchase, sale, lease, management or operations;

                    (iii)  Not change or amend its articles
     of incorporation or bylaws (except as necessary to consummate the transactions contemplated by this Agreement) or appoint or elect any person or director or officer who is not serving as such on the date hereof;

                     (iv)  Not declare, pay or set aside or
     pay any dividend (except for scheduled dividends paid in cash) or other distribution of assets in respect of its capital stock except for (1) distributions from the Subsidiary to TBG, or (2) those permitted by this Agreement;

                     (v)   Not issue, sell, grant options,
     warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance, sale, purchase or redemption of, any of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or otherwise make changes in its capital structure;

                     (vi)  Not organize any subsidiary,
     acquire any capital stock or other equity securities of any other corporation, or acquire any equity or ownership interest in any business, and not merge with (except as contemplated by this Agreement), liquidate into or otherwise combine with any other business, person or entity;

                     (vii) Preserve its corporate existence,
     and use its reasonable commercial efforts to preserve in all material respects its business organization and its relationships with suppliers, customers and others having business relations with it;

                     (viii) Not incur any material                        36
     Indebtedness For Borrowed Money, or make drawings under any line of credit other than in the ordinary course of business, not guarantee any material obligation (other than endorsements of negotiable instruments in the ordinary course of business), and not permit or suffer any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for Permitted
     Liens or endorsements of negotiable instruments in the ordinary course of business;

                     (ix)   Not grant or announce any increase
     in the compensation of or benefits to (including, without limitation, deferred compensation) its officers, directors, or employees, or retirees, whether now or hereafter payable, except customary increases and bonuses based on policies currently in effect and the regular promotion of employees and as otherwise provided in this Agreement;

                     (x)    Not make any capital expenditure
     and not make any new commitment for additions to property, plant or equipment in excess of $25,000 per item, in each instance except as may be provided in the budget for TBG or its Subsidiary and except in the case of an expenditure or commitment necessitated by a loss which is covered by insurance (subject to deductibles);

                     (xi)   Not enter into material marketing
     commitments with significant soft drink franchisors or customers, except for marketing agreements which are materially consistent with current practice;

                     (xii)  Use reasonable commercial efforts
     to keep available the services of all employees (Buyers acknowledging that some employees have terminated their employment and others, including certain management, will probably terminate their employment) and not enter into any collective bargaining or other labor agreements or commit to hire or terminate any employee except for cause or otherwise in the ordinary course of business;

                     (xiii) Not dispose of any asset having
     a value in excess of $50,000, except in the ordinary course of business or which is currently for sale;

                     (xiv)  Not issue substitute stock
     certificates to replace certificates which have been lost, misplaced, mutilated, destroyed, stolen or are otherwise irretrievable, unless an adequate bond or indemnity agreement has been duly executed and delivered to the issuer;

                     (xv)   Not make any change in any method
     of accounting or accounting principle or practice used by it;

                     (xvi)   Not defer beyond the Closing Date               37
     any capital expenditures which, in accordance with the current budget and the normal practice of TBG or its Subsidiary, would have been made prior to the Closing
     Date, and not defer any expenditures to fund benefit plans which, in accordance with the normal practice of TBG or its Subsidiary, would have been made prior to the Closing Date;

                     (xvii)  Not enter into any commitment
     with third parties under which TBG or its Subsidiary is obligated to purchase raw materials or inventory except in the ordinary course of business consistent with prior practice; and

                     (xviii) Not enter into any material
     leases (whether as lessor or lessee) of real or personal property.

               (b)  Manner of Consent.  Any consent of
Enterprises shall be in writing, and shall not be unreasonably withheld or delayed.

          5.02 Expenses. Except as otherwise specifically provided in this Agreement, the Buyers, TBG and the TBG Shareholders shall each pay all costs and expenses incurred by such party or on such party's behalf in connection with this Agreement and the transactions contemplated hereby (including those of investment bankers or other investment advisors); provided, however, that TBG may pay the TBG Shareholders' expenses so long as such payment is properly accounted for in the TBG Adjusted Consolidated Working Capital.

          5.03 Bottling Authorizations. At the request of Enterprises, TBG and its Subsidiary will authorize the issuers of soft drink franchises it holds to discuss such franchises and related agreements with Enterprises and its representatives (including without limitation the status of such franchises and related agreements) and will also authorize such franchisors to provide Enterprises with copies of such franchises and related agreements.

          5.04 Access.

               (a)  Pre-Closing.  For the purpose of conducting,
at Enterprises' expense, a financial, business, environmental, and legal due diligence review of TBG and its Subsidiary and their respective operations, TBG shall: (1) provide Enterprises with such information as Enterprises may from time to time
reasonably request with respect to TBG and its Subsidiary; (2)
provide Enterprises and its authorized representatives access during regular business hours and upon reasonable prior notice to the facilities, books, records, officers and employees of TBG and its Subsidiary, as Enterprises may from time to time reasonably request; and (3) permit Enterprises to make such investigation thereof as Enterprises may reasonably request.  All such
information which Enterprises receives which is treated as
confidential information by TBG or its Subsidiary shall be held by the Buyers in confidence, shall not be disclosed to third parties (except as required by Applicable Law) and shall not be
used by Buyers except for purposes of evaluating the Exchange.              38

               (b) After the Closing. Enterprises will cause TBG upon reasonable prior notice to provide the Shareholders' Representative with reasonable access to TBG's books and records relating to periods ending on or before the Closing Date and TBG's personnel in connection with the exercise of the rights of the Shareholders' Representative and the TBG Shareholders under this Agreement or any agreement executed and delivered in connection with this Agreement.

          5.05 Other Offers. So long as this Agreement shall not have been terminated, TBG shall not solicit or entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any TBG Shares or any shares of its Subsidiary, or any of the material assets of TBG or its Subsidiary, except as contemplated by this Agreement and except sales of inventory in the usual and ordinary course of business.

          5.06 Transfer Taxes. Each of the parties will use their reasonable, good faith efforts legally to minimize any sales, use and/or transfer Taxes associated with the transactions contemplated in this Agreement. All such Taxes will be the sole responsibility of the TBG Shareholders.

          5.07 Tax Attributes, Returns and Audits.

               (a) Tax Attributes. The following information with respect to TBG and any Subsidiary has been, or prior to the Closing will be, made available to Enterprises, to the extent available in TBG's Dallas offices (but no representation or warranty is made regarding the accuracy thereof): (1) the basis of assets, (2) the current and accumulated earnings and profits,
(3) the amount of any net operating loss, net capital loss, unused investment credit or other credit, and excess charitable contributions, (4) the amount of any deferred gain or loss arising out of any intercompany transaction, and (5) all items of income or gain reported for financial accounting purposes in any pre-Closing period that is required to be included in taxable income for any post-Closing period (in accordance with Statement of Financial Accounting Standards 109).

               (b)  Filing of Returns.  The Shareholders'
Representative shall be responsible, at the TBG Shareholders' expense, for preparing and filing, or causing TBG's Accountants to prepare and file, all Returns for the taxable periods ending on or before the Closing Date. In preparing such Returns, the Shareholders' Representative (or such accounting firm, as the case may be) shall not, without Enterprises' prior consent, deviate from the manner in which any item of income or expense of TBG or its Subsidiary was reported in the prior period, except as required by changes in Applicable Law. Without the prior consent of Enterprises or except as required by the preceding sentence, the Shareholders' Representative shall not propose on or in any such Returns to make any election to take any action or position which might have an adverse impact on TBG or any consolidated group of which it is considered a part for tax purposes with respect to any period ending after the Closing Date. Such

Returns shall be submitted to Enterprises for review at least 15           39
Business Days before the earlier of the filing or due date for any such Returns. Enterprises shall cause an appropriate officer of TBG or its Subsidiary or the legal successor thereof to sign such Returns (which officer may, by appointment by Enterprises and at Enterprises' direction, be a former officer of TBG).
Enterprises shall be responsible for filing or causing TBG to file all Returns for taxable periods ending subsequent to the Closing Date.

               (c) Control of Audits. Notwithstanding Section 6.07, the Shareholders' Representative shall, at the expense of the TBG Shareholders, control and conduct any audit of, and settle any matter relating to, liability for Taxes, refunds or adjustments related to the Taxes of TBG and any Subsidiary for all taxable periods ending on or before the Closing Date; provided, however, that, without Enterprises' consent (which shall not be unreasonably withheld or delayed), (1) any matter in connection with any tax return of TBG or its Subsidiary which could affect TBG's or its Subsidiary's liabilities, refunds or adjustments for any period following the Closing Date shall not be changed or adjusted; and (2) the Shareholders' Representative will not consent to or acquiesce to any action which would increase the liabilities of TBG or its Subsidiary for Taxes in excess of the amount accrued as current liabilities for Taxes in the TBG Adjusted Consolidated Working Capital.

               (d)  Cooperation.  Enterprises and the
Shareholders' Representative shall, upon reasonable notice, provide each other with the right to have access to, and to copy and use, any records or information that may be relevant in connection with the preparation of any Tax returns, or any audit or other examination by any authority or any judicial or administrative proceeding relating to liability for Taxes. Enterprises and the Shareholders' Representative shall provide each other with such additional cooperation and assistance in matters related to Taxes as may be reasonably requested. Without limiting the foregoing, promptly after the Closing the Shareholders' Representative shall cause to be delivered to Enterprises copies of all federal and state income Tax Returns of TBG and any Subsidiary for taxable periods ending on December 31, 1986 through and including December 31, 1994. The party requesting access or assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred by it in providing such access or assistance. Any position taken by Enterprises on a Tax return with respect to an item for which the TBG Shareholders bear economic responsibility under the provisions of this Agreement shall be defended by Enterprises in good faith.

          5.08 TBG Shareholders' Approval. This Agreement and the transactions contemplated hereby will be submitted to the TBG Shareholders (and Southwest, in its capacity as a holder of TBG Shares) for their approval. Subject to the fiduciary duties of the Board of Directors of TBG under Applicable Law, TBG shall use its best efforts to obtain TBG shareholder approval and adoption of this Agreement and the transactions contemplated hereby (the "TBG Shareholders' Approval").

          5.09 Certain Obligations Under the Shareholders'                  40
Representative Agreement. Enterprises acknowledges and agrees to its obligations set forth in Section 4.4 and Section 4.6 of the Shareholders' Representative Agreement as binding on it even though it is not a party to such agreement.

          5.10 Certain Payments to Employees.  Promptly after the
Closing, Enterprises shall cause TBG to make payments to employees in the amounts specified in Exhibit B.

          5.11 Employee Matters.

               (a)  Continued Employment.  Enterprises
acknowledges and agrees that it shall cause TBG and its Subsidiary to continue to employ their respective employees immediately after the Closing subject to compliance with Enterprises' written policies distributed to employees (the "Continuing TBG Employees"), but the foregoing does not give any person the right to be employed or restrict in any way TBG's and/or its Subsidiary's and/or Enterprises' right to terminate any person's employment after the Closing.

               (b)  Employee Benefit Plans.  Except as
specifically provided in this Section 5.11: (i) nothing in this Agreement obligates Enterprises to cause TBG and/or its Subsidiary to continue any existing Employee Benefit Plan for the Continuing TBG Employees; and (ii) without limiting the foregoing, TBG and/or its Subsidiary may amend or terminate any existing plan subject to applicable law and the plan terms. If Enterprises offers Continuing TBG Employees participation in an Enterprises plan in lieu of (or in addition to) an Employee Benefit Plan maintained by TBG or its Subsidiary, then Enterprises will give such employees credit for years of service with TBG or its Subsidiary or any predecessor in interest for purposes of participation, vesting and eligibility for early retirement benefits, but not necessarily for purposes of accrual of benefits.

               (c) Severance Payments. Enterprises agrees that it will cause TBG and/or its Subsidiary to make payments in accordance with the severance policy in a lump sum amount to each Continuing TBG Employee terminated after the Closing pursuant to the following formula:

               Four days pay for each year of service (the daily rate is calculated by dividing 260 into the employee's salary)
               Four days pay for each year over age 40
               Five days pay for each $10,000 of base pay

Receipt of a separation package is contingent upon the terminated employee signing a release and waiver of liability for his or her termination. Also, separation packages will not be made available to employees terminated for fraud, misconduct, or other acts of bad faith.

     Such payments shall not be reduced or otherwise affected by the fact that any otherwise eligible person obtains employment with another person during the period in which severance payments
are being made.  Upon the termination of employment of any of the          41
Continuing TBG Employees entitled to such severance payments, TBG or its Subsidiary shall inform such terminated employees of their rights to such severance payments.

               (d)  Bonus Plan.  Enterprises will cause TBG
and/or its Subsidiary to make payments under the Company-wide "Annual Performance Incentive" bonus plan described in Disclosure
Schedule 5.11(d) to be made in such amount accrued on TBG's books at the Closing Date and such payments relating to periods through the Closing Date shall be taken into account in determining the adjustment to the Exchange Consideration pursuant to
Section 1.04.

          5.12 No Cancellation of Officer and Director Insurance. Enterprises will not, and it shall cause each of its current and future subsidiaries and affiliates not to, cancel any insurance providing coverage to TBG and its Subsidiary for officers' and directors' acts and omissions in such capacity.

          5.13 Public Announcements. No public announcement shall be made with regard to the transactions contemplated by this Agreement without the prior consent of TBG and the Buyers; provided, however, that either TBG or the Buyers may make such disclosure if it is required to do so by Applicable Law. TBG and the TBG Shareholders, on the one hand, and the Buyers, on the other, agree that they will not make any disclosures about the contents of this Agreement or cause the contents hereof to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise, or otherwise disclose any aspect of the transactions provided for hereunder, without prior notice to and approval of the other party, except for disclosure to the employees as coordinated with TBG and the Buyers and otherwise to employees, attorneys, accountants and advisors to the parties having a need to know, to the TBG Shareholders, and except as may otherwise be required by Applicable Law; provided, further, that if either party determines that it is required by Applicable Law or its prior disclosure practices to make any such disclosure, then it will notify the other party prior to making such disclosure in order to permit the other party to obtain an appropriate protective order. TBG and the Buyers will in all events discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement with the other party prior to making such announcements or disclosures.

          5.14 Current Public Information. At all times after the Effective Time, Enterprises shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and will take such further action as any holder of Enterprises Common Stock issued in the Exchange may reasonably request, all to the extent required from time to time to enable such holder to sell Enterprises Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act. Upon the request of any holder of Enterprises Common Stock issued in the Exchange, Enterprises shall deliver to such holder a written statement as to whether it has complied with such reporting requirements.

          5.15 Brokers.  TBG and the TBG Shareholders hereby                42
represent and warrant for the benefit of Buyers that all negotiations relative to this Agreement and the transactions described herein have been conducted by TBG and the TBG
Shareholders directly with Buyers, without the assistance or intervention on behalf of TBG or the TBG Shareholders by any other person which would give rise to any valid claim against Buyers, TBG or the TBG Shareholders for a finder's fee, brokerage commission, investment adviser's fee or other like payment, except for any fees and expenses due Overend & Company, Inc., which shall be paid by the TBG Shareholders.

          5.16 Consent as to Representation. Enterprises and Southwest each acknowledge that the law firm of Sutherland, Asbill & Brennan LLP is expected, after the Exchange, to represent the TBG Shareholders and the Shareholders' Representative in connection with this Agreement and agrees that it shall be entitled to represent the TBG Shareholders and the Shareholders' Representative in any disputes that arise concerning this Agreement or any other agreement to be delivered pursuant to this agreement and waives any conflict of interest that may result from its representing TBG under this Agreement or otherwise.

                           ARTICLE VI
    CERTAIN POST-CLOSING EXCHANGE CONSIDERATION ADJUSTMENTS

     To provide for a return of some or all of the Exchange Consideration to Enterprises under certain circumstances, and to provide for the payment of increased Exchange Consideration to the TBG Shareholders under other circumstances, based upon breaches of certain representations and warranties and non-compliance with certain covenants and as otherwise provided in this Article VI or under Article VI of the CCBG Agreement, the parties agree to the following limitations and procedures for a post-Closing Exchange Consideration adjustment, which shall be in addition to and not in lieu of the post-Closing adjustments provided for in Section 1.04 of this Agreement. The TBG Shareholders acknowledge that they are obligated to make adjustments to the "Merger Consideration" (as defined in the CCBG Agreement) with respect to matters involving TBG and its Subsidiary, but only to the extent provided in the CCBG Agreement.

          6.01 Certain Definitions.  For the purposes of this
Article VI, the following definitions apply:

          "Buyers' Protected Parties" means Enterprises, the TBG
     Companies, the CCBG Companies, and their affiliated companies and any successors or assigns thereto.

          "Claim" or "Claims" means, as the context may require, a claim or claims for Losses asserted under this Article VI.

          "Claimant" means the person or entity asserting a Claim.

          "Finally Resolved" means that the amount due to the                43
     Claimant has been finally determined under the provisions of
     Section 6.06 or by the decision of a court of competent jurisdiction from which there is no further appeal.

          "Loss" or "Losses" means losses, liabilities, damages, costs (including required (but not permissive) indemnification expenses to officers, directors, employees and agents of any of Buyers' Protected Parties and court costs) and expenses (including the reasonable fees and expenses of attorneys and accountants relating to Claims based on Third Party Actions).

          "Recipient of Claim" means (1) the Shareholders' Representative, if the Claim is asserted under Section 6.02(a), (2) the TBG Shareholder against whom the Claim is asserted, if the Claim is asserted under Section 6.02(b), and (3) Enterprises, if the Claim is asserted under Section 6.04.

          "Stock Claims" means a Claim based upon a breach of a Stock Representation.

          "Stock Representations" means the several representations and warranties of the TBG Shareholders in the Transmittal Letters.

          "Third Party" means a person or entity other than the parties to this Agreement and/or the CCBG Agreement and their affiliates.

          "Third Party Action" means a proceeding, demand or controversy (1) in which an asserted Loss arises from a Claim by a Third Party and (2) which is the basis for a Claim. The Tax matters dealt with specifically in Section 5.07(b) shall not be subject to Section 6.07.

          6.02 Post-Closing Reduction of Exchange Consideration.

               (a) Certain CCBG and TBG Representations and Warranties and Other Matters. The TBG Shareholders acknowledge that they are obligated to make adjustments to the Merger Consideration with respect to matters involving TBG and its Subsidiary, but only to the extent provided in the CCBG merger agreement.

               (b) TBG Shareholder Representations, Warranties and Covenants. Subject to the limitations contained herein, the Exchange Consideration otherwise payable to any individual TBG Shareholder shall be reduced by the amount of any Losses actually suffered or incurred by any of Buyers' Protected Parties arising out of or with respect to any breach or inaccuracy of the Stock Representations of such TBG Shareholder and any breach or non-compliance by such TBG Shareholder with respect to any covenant or agreement made in such TBG Shareholder's Transmittal Letter.

               (c)  No Subrogation, Etc.  Except as provided in
Section 6.03(a), no TBG Shareholder shall have any rights whatsoever against any of the TBG Companies or the CCBG

Companies, by way of subrogation or otherwise, for contribution           44
or indemnity or any other payment whatsoever for any reduction to the Exchange Consideration that may occur under this Article VI.

          6.03 Limitations on Reduction of Exchange
Consideration.

               (a) Reduction of Losses. The amount of Losses suffered by Buyers' Protected Parties shall be reduced by the amount, if any, of the recovery (reduced by the cash Taxes actually payable with respect to such recovery and any reasonable expenses actually incurred in obtaining such recovery) Buyers' Protected Parties shall have received with respect thereto from any other person or entity (including any insurance recovery and the present value of any income tax benefit). If such a recovery is received by any of Buyers' Protected Parties after it receives a payment or other credit under this Agreement with respect to Losses, then a refund equal in aggregate amount of the recovery, net of cash Taxes actually payable and expenses actually incurred, shall be made promptly to the TBG Shareholders in accordance with their respective TBG Interests.

               (b)  Maximum Liability and Payment -- Stock
Claims.  The maximum liability of the TBG Shareholders for Stock
Claims, and the manner of payment, shall be as follows:

                    (i)  the maximum liability of any TBG
     Shareholder for any Losses for Stock Claims shall be the aggregate amount of the Exchange Consideration received by such TBG Shareholder.

                    (ii)  Within 10 Business Days after a Stock
     Claim has been Finally Resolved, such TBG Shareholder shall pay to Enterprises the full amount of such Claim.

          6.04 Increase in Exchange Consideration. The Exchange Consideration shall be increased by the amount of any Losses suffered or incurred by the TBG Shareholders as a result of or with respect to any breach of any representation, warranty, covenant or agreement by the Buyers contained in this Agreement or any other agreement or instrument executed and delivered by Buyers in connection with the transactions contemplated herein. Such increase shall be paid by Enterprises in Enterprises common stock (valued at the Notional Value) to the TBG Shareholders in accordance with their respective TBG Interests. In no event shall the Buyers' aggregate liability for Losses hereunder and under the CCBG Agreement exceed $25,000,000 (but not with respect to the payment of the Exchange Consideration pursuant to Section
1.03 or Section 1.04 or claims that may exist under applicable securities laws).

          6.05 Time Limitations for Assertion of Claims.

               (a)  Survival.  Only the Stock Claims, Tax Claims,
Environmental Claims and Competition Claims shall survive the Closing, as follows:

                    (i)    Stock Claims will survive the Closing
         indefinitely;

                    (ii)   Tax Claims will survive the Closing for           45
         the longest applicable statute of limitations, plus 90 days, it being specifically understood that a Tax Claim may be made prior to the Claimant's having made actual payment, as contemplated under Section 6.02(a)(i)(B) or
         Section 6.02(a)(i)(C), and

                    (iii)  Environmental and Competition Claims
         shall survive the Closing for 18 months.

               (b) Post-Closing Acts or Omissions. There shall be no reduction of the Exchange Consideration for Losses accruing after the Closing Date which arise from Claims made with respect to acts or omissions occurring after the Closing Date even though those acts or omissions are consistent with, or a continuation of, those preceding the Closing Date; provided, however, that nothing in the foregoing sentence shall in any way limit the ability of the Buyers to achieve a reduction of the Exchange Consideration for Losses accruing from Claims made with respect to such pre-Closing acts or omissions.

          6.06 Procedure for Claims.

               (a) Generally. Claimants must assert Claims as promptly as practicable and no later than the expiration of the applicable period provided in Section 6.05(a). Each Claim must be in writing and set forth in reasonable detail the basis for the Claim and the Section of this Agreement under which the Claim arises.

               (b) To Whom Sent. For Claims against one or more individual TBG Shareholders pursuant to Section 6.02(b), the Notice of a Claim shall be sent to the individual TBG
Shareholder(s).  Notice of a Claim by one or more TBG
Shareholders for an increase of the Exchange Consideration shall be sent to Enterprises.

               (c) Response by Recipient. The Recipient of a Claim shall, within 30 days after receipt of the Claim, give notice to the Claimant either that he accepts the Claim or objects to the Claim. If no notice is given within such period, it shall be conclusively presumed that the Recipient of Claim has accepted the Claim. If the Recipient of Claim timely objects to the Claim, the Claimant and the Recipient of Claim shall negotiate in good faith to determine the amount, if any, of the Loss. If no resolution of the Claim has occurred within 90 days after the receipt of the Claim by the Recipient of Claim, then either party may institute proceedings in a court of competent jurisdiction to resolve the Claim.

               (d)  Payment Notice to the TBG Shareholders by the
Shareholders' Representative.  Whenever a Loss becomes Finally
Resolved, the Shareholders' Representative shall promptly notify each TBG Shareholder of the amount of any payment required to be made by the TBG Shareholders pursuant to this Article VI and that portion for which each TBG Shareholder is liable.  Each payment from the TBG Shareholders is due to Enterprises no later than 10
Business Days from the date on which the foregoing notice to the
TBG Shareholders is given by Enterprises; provided, however, that payments may be deferred until the earlier to occur of (1) the
total payments being at least $100,000 and (2) the next calendar         46
quarter end at least 10 Business Days after an Open Item becomes conclusive and binding.

          6.07 Third Party Action. When a Claim involves a Third Party Action, the Recipient of Claim shall have the option to prosecute or defend, at its expense, the Third Party Action, unless the potential liability of the Claimant in the Third Party Action exceeds the maximum liability of the Recipient of Claim established under Section 6.03 or Section 6.04. If the Recipient of Claim does not or cannot elect this option, the Claimant shall diligently prosecute or defend such claim as if it were paying any Losses arising from the Claim, but the Claimant shall not settle such Claim without the consent of the Recipient of Claim, which shall not be unreasonably withheld or delayed. If the Recipient of Claim has undertaken to prosecute or defend the Third Party Action, as permitted herein, then (1) the Claimant may participate, at its own expense, in any and all proceedings related to the Third Party Action and shall be entitled to receive copies of all notices and pleadings or other submissions in any judicial or regulatory proceeding, (2) there shall be no settlement of the Third Party Action without the consent of the Claimant (which shall not be unreasonably withheld or delayed), and (3) if the Claim is fully satisfied, the Recipient of Claim shall be subrogated to all rights and remedies of the Claimant. If the Recipient of Claim submits to the Claimant a bona fide settlement offer from the Third Party Claimant (which settlement offer shall include as an unconditional term of it the release by such Third Party of the Claimant from all liability in respect of such Claim) and the Claimant refuses to consent to such settlement, then thereafter the Recipient of Claim's liability to the Claimant under this Article VI with respect to such Third Party Action shall not exceed the settlement amount included in said bona fide settlement offer, and the Claimant shall either assume the defense of such Third Party Action or pay the Recipient of Claim's attorney's fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Third Party Action. All parties to this Agreement shall cooperate in the defense and prosecution of Third Party Actions and shall furnish such records, information and testimony, and shall attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

          6.08 Investigations. No investigation or other examination of TBG or its Subsidiary by the Buyers or of the Buyers by TBG shall affect the survival of any representations, warranties or covenants contained herein.

          6.09 Exclusive Remedy.  If the Closing occurs, then the
remedies provided in this Article VI constitute the sole and exclusive remedies for recoveries against another party for
breaches or failures to comply with or non-fulfillment of the representations, warranties, covenants and agreements in this
Agreement or in the exhibits, schedules and other attachments to this Agreement or in any agreement, instrument or document
executed and delivered by a party pursuant to this Agreement and for the matters specifically listed in this Article VI; provided, however, that nothing in this Agreement shall limit the right of
a party to sue at law or in equity, without following the                 47
procedures set forth in Section 6.06 of this Agreement: (1) to enforce the performance of the procedures of this Article VI or any other covenant or agreement in this Agreement or of any contract, document or other instrument executed and delivered pursuant to this Agreement by any remedy available to it at law or in equity; (2) to recover damages suffered by the failure of a party to pay expenses required to be paid related to the transactions contemplated by this Agreement; or (3) to recover for common law fraud.

                          ARTICLE VII
                          THE CLOSING

          7.01 Time, Date and Place of Closing; Articles of Exchange. The payments and deliveries contemplated by this Agreement to be made at the Closing shall be made at the offices of Sutherland, Asbill & Brennan LLP, 999 Peachtree Street, Atlanta, Georgia, at 2:00 p.m., local time, on June 5, 1998, or, if later, one Business Day after all the conditions to Closing have been satisfied or such other date and location as may be mutually agreeable, and immediately thereafter the Articles of Exchange to be executed and delivered pursuant to Section 7.05(b) and Section 7.06(b) shall be filed with the Secretary of State of Nevada. The date on which the last of such payments, deliveries and filings occurs is the "Closing Date," and the events comprising such payments, deliveries and filings are collectively the "Closing."

          7.02 Events Comprising the Closing. The Closing shall not be deemed to have occurred unless and until the payments, deliveries and filings contemplated by Section 7.01 have been made, and none of these items shall have been deemed to be paid, delivered or filed unless and until all of them have been paid, delivered or filed.

          7.03 Conditions to Obligations of Buyers. The obligations of Buyers to make the deliveries and payments under this Article VII are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by Enterprises:

               (a)  Representations and Warranties.  The
representations and warranties of the TBG Shareholders contained in the Transmittal Letters and of TBG contained in Article III hereof shall be true as of the date when made and again as of the Closing Date as if made on such date (except for changes permitted or contemplated by this Agreement and disregarding any time, materiality or knowledge qualifiers) and the Buyers shall not be aware of any Competition Claims as of the Closing Date, or, to the extent they are not true or Buyers are aware of such Competition Claims, the Buyers' aggregate Losses from such breach(es) and from such Competition Claims of which Buyers are aware would not reasonably be expected to exceed $1 million. In making the estimation of expected Losses, the otherwise applicable Deductibles shall not be considered.

               (b)  Compliance.  The TBG Shareholders and TBG
shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be
performed or complied with by them prior to or at the Closing              48
Date.

               (c)  Governmental Actions.  No Governmental
Authority shall have instituted any action, suit or proceeding, or given notice of its intent to do so, that has not subsequently been withdrawn, dismissed with prejudice or otherwise eliminated, which in the reasonable opinion of Enterprises and its counsel has or is likely to have a material and adverse effect on the transactions contemplated by this Agreement.

               (d)  Adverse Change.  Neither TBG nor its
Subsidiary has suffered any material adverse change in its respective business, prospects, financial condition, working capital, assets, liabilities (absolute, secured, contingent or otherwise), reserves or operations; provided, however, that a material adverse change shall not be deemed to have occurred by reason of (1) the seasonal nature of the business, (2) a change in the business or assets of TBG after the date of this Agreement either contemplated by this Agreement or its Exhibits and Schedules or relating solely to market conditions beyond the control of TBG, or (3) damage or destruction to the property or assets that is reasonably insured and can be replaced or restored without long-term disruption of the business of TBG or its Subsidiary taken as a whole.

               (e) Consents. Buyers shall have received (1) commitments from Dr Pepper Company that it will consent to the Exchange and will enter into its standard form production, sale and distribution agreements for such soft drink products with Southwest, TBG or Enterprises, including any special provisions which Enterprises has in its other agreements with it in other territories, and (2) any other consents required as a result of the Exchange, the failure to obtain would have a material adverse effect on TBG and its Subsidiaries taken as a whole.

               (f) Satisfactory Documents. All agreements, certificates, opinions and other documents delivered by TBG or the TBG Shareholders to Buyers hereunder, the form of which is not prescribed in this Agreement or an Exhibit hereto, shall be in form and substance reasonably satisfactory to Enterprises.

               (g)  Delivery of Shares.  Each holder of a
certificate or certificates representing TBG Exchange Shares shall have (1) surrendered such certificate(s) to Enterprises, and (2) delivered to Enterprises (A) an executed Transmittal Letter in the form of Exhibit E (the "Transmittal Letter") and
(B) such other documents as may be necessary to establish an exemption from registration for the Enterprises Common Stock under the Securities Act and any applicable state blue sky laws.

               (h)  Copies of Resolutions.  TBG shall have
delivered certified copies of the resolutions of the TBG Board of Directors and the TBG Shareholders authorizing the consummation of the transactions herein contemplated.

               (i) Opinion. TBG and its Subsidiary shall have delivered an opinion of counsel, dated the Closing Date, in the form of Exhibit F.

               (j)  Approvals.  All governmental approvals               49
regarding the proposed transaction shall have been obtained and all waiting periods shall have expired without further requests for information.

               (k)  CCBG Merger.  The Merger (as defined in the
CCBG Agreement) shall be effective.

               (l) Upstream Merger. The Upstream Merger shall be effective.

               (m) Termination of Certain TBG Agreements. The agreements listed in Disclosure Schedule 7.03(m) shall have been terminated.

          7.04 Conditions to Obligations of TBG. The obligations of TBG to make the deliveries under this Article VII and to close this transaction are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by TBG:

               (a)  Representations and Warranties.  The
representations and warranties of Buyers contained in Article IV shall be true as of the date when made and as of the Closing Date as if made on such date or, to the extent they are not true, the TBG Shareholders' aggregate Losses from such breach(es) would not reasonably be expected to exceed $1 million.

               (b) Compliance. Buyers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

               (c)  Governmental Action.  No Governmental
Authority shall have instituted any action, suit or proceeding, or given notice of its intent to do so, that has not subsequently been withdrawn, dismissed with prejudice or otherwise eliminated, which in the reasonable opinion of TBG and its counsel has or is likely to have a material and adverse effect on the transactions contemplated by this Agreement.

               (d) Approval of TBG Shareholders. The execution, delivery and performance of this Agreement (including the payments contemplated by this Agreement) and the Exchange shall have been approved by all of the TBG shareholders (including
Southwest).

               (e) Satisfactory Documents. All agreements, certificates, opinions and other documents delivered by Buyers to TBG hereunder, the form of which is not prescribed in this Agreement or an exhibit hereto, shall be in form and substance reasonably satisfactory to TBG.

               (f)  Opinion of Counsel.  Buyers shall have
delivered an opinion of counsel dated the Closing Date, in the form of Exhibit G.

               (g)  Approvals.  All governmental approvals               50
regarding the proposed transaction shall have been obtained and all waiting periods shall have expired without further requests for information.

               (h)  CCBG Merger.  The Merger shall be effective.

               (i) Copies of Resolutions. Buyers shall have delivered certified copies of the resolutions of the respective Board of Directors of the Buyers and of the sole shareholder of Southwest authorizing the consummation of the transactions herein contemplated.

          7.05 Deliveries by TBG at the Closing. TBG shall deliver the following at the Closing:

               (a) Certificate. A certificate dated the Closing Date executed by a Co-Chairman and the Secretary of TBG certifying to the best of TBG's knowledge that (1) solely for purposes of the Buyers determining whether the Closing conditions in Section 7.03 have been met, the representations and warranties of TBG hereunder are true and correct on the Closing Date as if made on and as of such date except for changes contemplated by this Agreement or permitted by this Agreement or if not, to what extent they are not and that there are no Competition Claims or if there are, the extent to which there are such Competition Claims, (2) the TBG Shareholders and TBG have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing or if not in what respects they have not, (3) the applicable conditions precedent to the obligations of TBG hereunder have been fulfilled or waived or if not in what respects they are not, and (4) the Shareholders' Representative Agreement has been signed by each TBG Shareholder.

               (b)  Articles of Exchange.  The Articles of
Exchange, executed by TBG.

               (c) Minute Books. The minute books, stock books and corporate seal of TBG and its Subsidiary.

               (d) Resignation. The resignation, dated as of the Closing Date, of each director and officer of TBG and its Subsidiary, as such, [but not as an employee].

               (e) Other. Such other documents, certificates and opinions as the Buyers may reasonably and timely request to document or to consummate more effectively the transactions contemplated by this Agreement or to evidence the compliance by TBG, the TBG Shareholders or TBG's Subsidiary with any condition or obligation in this Agreement.

          7.06 Deliveries by Enterprises at the Closing.
Enterprises shall deliver the following at the Closing:

               (a)  Certificates.  A certificate dated the
Closing Date executed by the Chairman, President or Vice
President and the Secretary or Assistant Secretary of each of the
Buyers certifying to the best of Enterprises' knowledge that (1)
the representations and warranties of each of the Buyers
hereunder are true and correct on the Closing Date as if made on         51
and as of such date or if not, to what extent they are not, (2) each of the Buyers has performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyers prior to or at the Closing or if not in what respects they have not, and (3) the applicable conditions precedent to the obligations of Buyers hereunder have been fulfilled or waived or if not in what respects they are not.

               (b)  Articles of Exchange.  The Articles of
Exchange, executed by Southwest.

               (c)  Exchange Consideration.  The Estimated
Exchange Consideration, delivered in accordance with Section 1.03
(b).

               (d)  Other Documents.  Such other documents,
certificates and opinions as TBG may reasonably and timely request to document or to consummate more effectively the transactions contemplated by this Agreement or to evidence the compliance by the Buyers with any condition or obligation in the Agreement.

                          ARTICLE VIII
                  TERMINATION AND ABANDONMENT

          8.01 Termination and Abandonment. This Agreement may be terminated at any time and the Exchange abandoned at any time prior to the Closing without liability of any party to any other party, except as provided in Section 8.02 below, under the following circumstances:

               (a)  Mutual Agreement.  The mutual written
agreement of TBG, pursuant to a resolution approved by its board of directors, and Enterprises.

               (b) TBG. By the board of directors of TBG if the Closing has not occurred before July 15, 1998 because all conditions to TBG's obligations have not been satisfied or waived or because Buyers have not made all required deliveries, unless the Closing has not occurred solely because of a Governmental Objection.

               (c) Enterprises. By Enterprises if the Closing has not occurred before July 15, 1998 because all conditions to Buyers' obligations have not been satisfied or waived or because TBG has not made all required deliveries, unless the Closing has not occurred solely because of a Governmental Objection.

               (d)  Governmental Authority.  Either TBG or
Enterprises may terminate by written notice to the other if any action or proceeding shall have been instituted before any
Governmental Authority or, to the knowledge of the party giving such notice, shall have been threatened formally in writing by any Governmental Authority with requisite jurisdiction, to
restrain or prohibit the transactions contemplated by this
Agreement or to subject one or more of the parties or their
directors or their officers to liability on the grounds that it
or they have breached any law or regulation or otherwise acted               52
improperly in connection with such transactions (a "Governmental
Objection"), and such action or proceeding shall not have been dismissed or otherwise eliminated or such written threat shall not have been withdrawn or rescinded or otherwise eliminated before July 15, 1998.

          8.02 Rights and Obligations Upon Termination. Upon the termination of this Agreement, no party shall have any further obligation to the other, except that (1) unless terminated by mutual agreement or pursuant to Section 8.01(d), no termination of this Agreement under any provision of this Article VIII shall prejudice any claim a party may have under this Agreement that arises prior to the effective date of such termination, and (2) termination of this Agreement shall not terminate or otherwise affect the rights and obligations set forth in Section 5.02 and
Section 5.13 of this Agreement (which shall survive termination as independent obligations).

          8.03 Return of Confidential Information. If this Agreement is terminated and abandoned as provided in this Article VIII, each party will, at the request of the other, return all documents, work papers and other material of the requesting party, including all copies thereof, relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and all information received by any party to this Agreement with respect to the business of any other party shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information except as may be required by law; provided, however, that this shall not apply to any document, work paper, material, or any other information which is a matter published in any publication for public distribution or filed as public information with any Governmental Authority or is otherwise in the public domain.

                           ARTICLE IX
                    MISCELLANEOUS PROVISIONS

          9.01 Good Faith; Further Assurances. The parties to this Agreement shall in good faith undertake to perform their obligations under this Agreement, to satisfy all conditions, and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement. Upon the execution of this Agreement and thereafter, the parties hereto shall do such things as may be reasonably requested by the other parties hereto in order more effectively to consummate or document the transactions contemplated by this Agreement.

          9.02      Notices.  All notices, communications and
deliveries under this Agreement: (1) shall be made in writing, signed by the party making the same; (2) shall specify the
Section of this Agreement pursuant to which it is given; (3)
shall either be delivered in person or by telecopier or a
nationally recognized next business day delivery service for next business day delivery; (4) shall be deemed given (x) if delivered in person, on the date delivered, (y) if sent by telecopier, on
the date transmitted (if the party, or its employee or agent,             53
giving the notice has no reason to believe that the transmission was not made or received); or (z) if sent by a nationally recognized next business day delivery service for next business day delivery (with cost prepaid), on the first Business Day after so sent; and (5) shall be deemed received (x) if delivered in person, on the date of personal delivery, (y) if telecopied, on the first Business Day after transmitted (if the party giving the notice, or its employee or agent, has no reason to believe that the transmission was not made or received), or (z) if sent by a nationally recognized next business day delivery service for next business day delivery, on the first Business Day after so sent.
Such notice shall not be effective unless copies are provided contemporaneously as specified below, but neither the manner nor the time of giving notice to those to whom copies are to be given shall control the date notice is given or received. The addresses and requirements for copies are as follows:

          To Buyers:

               Mr. John R. Alm
               Executive Vice President
                 and Chief Financial Officer
               Coca-Cola Enterprises Inc.
               2500 Windy Ridge Parkway
               Atlanta, Georgia 30339

               with a copy to:

               Mr. E. Liston Bishop III
               Miller & Martin
               1000 Volunteer Building
               832 Georgia Avenue
               Chattanooga, Tennessee  37402-2289

                *    *    *    *    *    *    *

               To TBG (prior to Closing):

               Suite 3300
               1999 Bryan Street
               Dallas, Texas  75201
               Attn:  Mr. Robert K. Hoffman

               To the Shareholders' Representative or to the TBG
               Shareholders, in care of the Shareholders'
               Representative:

               Mr. Robert K. Hoffman
               Suite 3300
               1999 Bryan Street
               Dallas, Texas  75201

               To individual TBG Shareholders, at the addresses stated in their respective Transmittal Letters.

               in either case with a copy to:                             54

               Mr. Thomas B. Hyman, Jr.
               Sutherland, Asbill & Brennan LLP
               999 Peachtree Street
               Atlanta, Georgia 30309

                    and

               Mr. George D. Overend
               Overend & Company, Inc.
               Suite 200 -- Building B
               2900 Paces Ferry Road, NW
               Atlanta, Georgia  30339

or to such representative or to such other address as the parties hereto may furnish to the other parties in writing. If notice is given pursuant to this Section 9.02 of a permitted successor or assign of a party to this Agreement, then notice shall be given as set forth above to such successor or assign of such party.

          9.03 Definition of Knowledge. For the purposes of this Agreement:

               (a) TBG. The phrases "to TBG's knowledge" or "to its knowledge" and variations of them when used with respect to TBG shall refer to all matters actually known to any of Edmund M. Hoffman, Robert K. Hoffman, Charles F. Stephenson, E. T. Summers III and Stephanie L. Ertel or which any of them had any reason to know.

               (b)  Enterprises.  The phrases "to Buyers'
knowledge" and variations thereof when used with respect to Buyers shall refer to all matters actually known to any of John
R. Alm, G. David Van Houten, Jr. and Cornel R. Pike or which any of them had reason to know.

          9.04      Assignment.  This Agreement is binding upon
the parties hereto, and their respective legal representatives, heirs, successors and assigns, and inures to the benefit of the parties and their respective legal representatives, heirs,
legatees, devisees, beneficiaries and other permitted successors and assigns (and to or for the benefit of no other person
whatsoever).  No assignment or transfer of rights and obligations hereunder shall be made except with the prior written consent of the parties hereto, except that Enterprises need not obtain TBG's or TBG Shareholders' consent to Enterprises' assignment of rights and delegation of obligations under this Agreement to an
affiliated corporation of Enterprises (which, for purposes of this Agreement, shall be limited to any of Enterprises' direct wholly-owned subsidiaries) that expressly assumes such
liabilities and obligations and except that a TBG Shareholder need not obtain any other party's consent to any transfer or assignment of rights and obligations under this Agreement, in whole or in part, upon the death of a TBG Shareholder or upon distributions from a non-individual TBG Shareholder to the heirs, legatees or devisees of a deceased TBG Shareholder or to such other distributees (who take subject to the representations, warranties, covenants and agreements of this Agreement).  In the event of a successor to a TBG Shareholder, his TBG Interest as
reflected in Disclosure Schedule 3.01 shall be allocated among              55
his successors as certified to the parties and to the Shareholders' Representative by an appropriate party. Without limiting the foregoing or any other provision of this Agreement or the agreements to be delivered pursuant to it (and thus acknowledging that the failure or refusal to accomplish the following does not affect the foregoing), the TBG Shareholders shall undertake in good faith to have any heir, legatee, devisee, beneficiary, personal representative or other successor or assign of a deceased or incapacitated TBG Shareholder ratify and confirm the agreements and obligations of such TBG Shareholder (including the authority of the Shareholders' Representative) under this Agreement and under the other agreements to be delivered pursuant to this Agreement (including the Shareholders' Representative
Agreement). Enterprises shall remain liable for the prompt payment and performance of all the assigned, transferred or assumed obligations under this Agreement, which obligation shall be a primary obligation for full and prompt payment and performance rather than a secondary guaranty of collection.

          9.05 Captions; Definitions. The titles or captions of articles, sections and subsections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof and shall not be considered in the interpretation or construction of this Agreement in any proceeding. The parties agree to all definitions in the statement of parties to this Agreement. Without limiting the foregoing, the captions in the Disclosure Schedules and the descriptive language in such captions to them do not alter, expand or otherwise affect the scope of the representations and warranties in this Agreement.

          9.06 Amendment; Waiver; Remedies Cumulative. This Agreement may not be altered or amended except in writing signed by Buyers, TBG (until the Closing) and the Shareholders' Representative, subject to the proviso of Section 1.01(d). The failure of any party hereto at any time to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party hereto of any condition, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant herein contained.

          9.07 No Third-Party Beneficiaries. With the exception of the parties to this Agreement and the TBG Shareholders and each of their legal representatives, heirs, and permitted successors and assigns, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights arising by virtue of this Agreement.

          9.08 Exhibits; Disclosure Schedules. All Exhibits and Disclosure Schedules to this Agreement are hereby incorporated into this Agreement and hereby are made a part of this Agreement as if set out in full in the first place that reference is made thereto.

          9.09      Counterparts; Entire Agreement. This                  56
Agreement may be executed by each party upon a separate copy, and in such case one counterpart of this Agreement shall consist of enough of such copies to reflect the signatures of all of the parties to this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts. One or more execution pages may be detached from one copy of this Agreement and attached to another copy in order to form one or more counterparts. This
Agreement shall become effective when one or more counterparts have been executed by the Buyers and TBG and delivered to such parties. This Agreement together with all schedules and exhibits hereto and all other agreements and undertakings provided for hereunder shall constitute the entire agreement of the parties and supersedes any and all prior agreements, oral or written, with respect to the subject matter contained herein. There are no other agreements, representations, warranties or other understandings between the parties in connection with this transaction which are not set forth in this Agreement or the schedules and exhibits hereto.

          9.10 Time of the Essence; Computation of Time. Time is of the essence of each and every provision of this Agreement. If the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a Saturday, Sunday or any public or legal holiday, whether federal or of a state in which the party having such privilege or duty resides or has its principal place of business, then the party having such privilege or duty shall have until 5:00 p.m. local time on the next succeeding regular Business Day to exercise such privilege or to discharge such duty.

          9.11 Severability. Any determination by any court of competent jurisdiction of the invalidity of any provision of this Agreement that is not essential to accomplishing its purposes shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect and which shall be construed as valid under Applicable Law.

          DULY EXECUTED by the parties hereto, under seal, as of          57
the date first above written.

                         COCA-COLA ENTERPRISES INC.


                         By: /S/ LOWRY F. KLINE
                             -------------------------------
                             Lowry F. Kline, Executive Vice
                             President and General Counsel


                         THE COCA-COLA BOTTLING GROUP
                          (SOUTHWEST), INC.


                         By:
                            ------------------------------------------

                         Name:
                              -----------------------------------------

                         Title:
                               ----------------------------------------


                         TEXAS BOTTLING GROUP, INC.

                         By: /s/ ROBERT K. HOFFMAN, PRESIDENT
                             -------------------------------------------
                            Robert K. Hoffman, President

                                                                         58
                     INDEX OF DEFINED TERMS


                                                           Page
Defined Term                                              Number


1954 IRC                                                      18
1997 Financial Statements                                  1, 13
Accounts Receivable                                           14
Agreement                                                      1
Applicable Law                                                10
Articles of Exchange                                           1
Bottling Authorizations                                       13
Business Day(s)                                                6
Buyers                                                         1
Buyers' Documents                                             34
Buyers' Protected Parties                                     44
Capital Leases                                                13
CCBG                                                           1
CCBG Share                                                     2
CCBG Shareholder                                               2
CCBG Shareholders                                              2
CCBG Shares                                                    2
CCBG's Accountants                                             5
Claim                                                         44
Claimant                                                      44
Claims                                                        44
Claims Escrow Amount                                           4
Closing                                                       49
Closing Adjustment Escrow Amount                               3
Closing Date                                                  49
Continuing TBG Employees                                      41
Difference                                                     6
Effect of Open Items                                           6
Effective Time                                                 1
Employee Benefit Plans                                        22
Enterprises                                                    1
Enterprises 10-K                                              35
Enterprises Common Stock                                       4
Enterprises Financial Statements                              35
Enterprises SEC Reports                                       35
Environmental Laws                                            27
Equitable Adjustment                                           4
ERISA                                                         22
ERISA Affiliate                                               22
Estimated Merger Consideration                                 5
Estimated Merger Consideration Per Share                       5
Exchange                                                       1
Exchange Act                                                  35
Finally Resolved                                              44
Financial Statements                                          13
GAAP                                                           2
Governmental Authority                                        10
Governmental Objection                                        54
Indebtedness For Borrowed Money                               13
Intellectual Property                                         30
Interim Financial Statements                                  13
Loss                                                          44
Losses                                                        44

Loyalty Payments                                               2
Merger Consideration                                           2
Merger Consideration Per Share                                 2
Nevada Act                                                     1
NLRB                                                          24
Notional Value                                                 4
Off-Site Environmental Matters                                27
Open Items                                                     6
OSHA                                                          24
Permitted Lien                                                21
Recipient of Claim                                            44
Remaining Estimated Exchange Consideration                     4
Required Statutory Approvals                                  11
Returns                                                       17
SEC                                                           35
Securities Act                                                35
Shareholders' Representative                                   4
Shareholders' Representative Agreement                         4
Specified Contracts                                           29
Stock Claims                                                  45
Stock Representations                                         45
Subsidiary                                                    11
Surviving Tax Representations                                 20
Taxes                                                         17
TBG Adjusted Consolidated Working Capital                      2
TBG Certificate of Adjustments                                 5
TBG Closing Date Financial Statements                          5
TBG Documents                                                  9
TBG Exchange Shares                                            1
TBG Interest                                                  11
TBG Interests                                                 11
TBG Shareholders' Approval                                    41
TBG Shares                                                     2
TBG's Accountants' Post-Closing Deliveries                     5
Third Party                                                   45
Third Party Action                                            45
Third-Party Loans                                             29
to Buyers' knowledge                                          56
to its knowledge                                              56
to TBG's knowledge                                            56
Transmittal Letter                                            50
Upstream Merger                                                1
WARN Act                                                      25

                            INDEX OF EXHIBITS

                                                  Exhibit     Page
      Description of Exhibit                     Designation Number
      -----------------------                    ----------- ------
     Articles of Exchange                         Exhibit A    1

     Certain Deductions                           Exhibit B    2

     TBG Adjusted Consolidated Working Capital    Exhibit C    2

     Shareholders' Representative and             Exhibit D    4
     Escrow Agreement

     Transmittal Letter                           Exhibit E   50

     TBG's Lawyers' Opinion of Counsel            Exhibit F   50

     Buyers' Lawyers' Opinion of Counsel          Exhibit G   51